UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ABM Industries Incorporated

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ABM®
Building Value

2021
PROXY STATEMENT

ABM
Building Value
THIS DESK HAS BEEN DISINFECTED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 24, 2021 | 10:00 a.m. EST

February 12, 2021

Dear stockholders:

On behalf of the Board of Directors, I want to thank you for your continued interest in and support of ABM Industries Incorporated (“ABM,” “we,” “us,” “our,” or the “Company”). The Board’s commitment to our stakeholders is paramount, and in 2020 we stewarded the business and its leaders through COVID-19, as the organization worked tirelessly to navigate the pandemic.

Thanks to the resilience of ABM’s employees and outstanding execution, ABM strengthened its operational and financial positioning in 2020, in the face of significant adversity. The Company continues to provide critical value and essential services to our clients and the industries we serve.

As our 2021 Annual Meeting approaches, we are pleased to share our reflections on how the Board and management worked together to deliver strong results for ABM’s stockholders during such an unprecedented year.

COVID-19: Prevailing Over Adversity

Throughout its history, ABM has built our reputation on being there for our clients and communities during the most critical times. While the COVID-19 pandemic tested ABM’s financial strength, purpose and values, swift and decisive actions by management and the Board helped guide our Company through the year.

At the onset of the pandemic, the ABM management team prioritized maintaining liquidity, managing and redeploying labor, and aggressive management of cash collections. To ensure business continuity for our customers and the safety of our employees, ABM quickly established protocols to deliver the essential services ABM provides. To meet our clients’ COVID-19 sanitization needs, ABM developed a proprietary, comprehensive cleaning and disinfectant service, EnhancedClean, providing peace of mind through studied protocols and practices.

These actions strengthened the Company’s reputation in the marketplace for operational excellence and exemplary client services. The ABM team continues to provide the essential services needed for customers to confidently return to offices, schools, airports and other public spaces, and deliver assurances to their employees, customers and the public by demonstrating trustworthy disinfection and hygiene.

Board Oversight of Strategy

Especially during these times, the Board is dedicated to its role as your fiduciary. Our Directors’ diverse skills and backgrounds continue to reflect the expertise necessary for effective oversight of the business. The Board has deep collective knowledge in areas such as operational leadership, sales, financial management, public relations, corporate responsibility, human resources management, digital technology, and supply chain management, to effectively oversee management’s execution of ABM’s corporate strategy.

Much of the Board’s and management’s focus during 2020 related to business continuity and strategic planning, in order to protect stockholder value during this volatile year. In March 2020, the Company elected to fully draw on its remaining revolving line of credit, adding approximately $300 million of capacity to its balance sheet. In May 2020, the Company completed an amendment to its senior, secured credit agreement to provide additional flexibility.  In June 2020, the Company’s Chief Financial Officer notified the Company that he would be leaving the Company effective July 1, 2020.

In July 2020, in order to stabilize and motivate ABM’s key leaders to navigate the Company through the pandemic uncertainties, the Board’s Compensation Committee implemented a stock award to approximately 175 key leaders, described on pages 31 and 39 – 40 of the Proxy Statement. The Compensation Committee has a demonstrated history of pay-for-performance and appropriate executive pay practices, as described on pages 29 – 33 of the Proxy Statement, which ensures that our executives’ compensation is aligned with ABM’s strategy and actual performance, furthering the interests of our stockholders.

Ultimately, in fiscal 2020 ABM achieved exceptional financial performance across key areas such as EBITDA margin, bringing into culmination our 2020 Vision, which we announced in 2015, to transition into the next phase of evolution for ABM.

Looking Forward

We are committed to serving your interests in 2021 and beyond, and have great confidence that ABM Industries will continue to deliver value to all of our stakeholders.

Thank you for your continued support.

Sincerely,

Sudhakar Kesavan Chairman of the Board

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
WHEN Wednesday, March 24, 2021, 10:00 a.m. Eastern Time

PROXY VOTING – CAST YOUR VOTE RIGHT AWAY

Your vote is important. Even if you plan to attend the Annual Meeting in person, please vote as soon as possible using the Internet or by telephone, or by completing, signing, dating and returning your proxy card.

WHERE Virtual www.virtualshareholdermeeting.com/ABM2021	Using the Internet and voting at the website listed on the proxy card or the e-proxy notice;
Using the toll-free phone number listed on the proxy card/voting instruction form; or
Signing, dating and mailing the proxy card if you received physical proxy materials with an enclosed postage paid envelope.

ITEMS OF BUSINESS

1.	Election of the four directors named in the Proxy Statement to serve one-year terms until the 2022 Annual Meeting and until their successors are duly elected and qualified.
2.	Approval of the ABM 2021 Equity and Incentive Compensation Plan.
3.	Advisory vote to approve executive compensation.
4.	Ratification of the appointment of KPMG LLP as ABM’s independent registered public accounting firm for the fiscal year ending October 31, 2021.
5.	Transaction of such other business as may properly come before the meeting.

RECORD DATE

Stockholders of record at the close of business on January 27, 2021 are entitled to notice of, and to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 24, 2021:

The Notice of Annual Meeting, Proxy Statement and the Annual Report to Stockholders

are available on the Internet at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail.

By Order of the Board of Directors,

Andrea R. Newborn

Executive Vice President, General Counsel

and Corporate Secretary

Note About Forward-Looking Statements

This Proxy Statement contains both historical and forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. We make forward-looking statements related to future expectations, estimates, and projections that are uncertain and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. Factors that might cause such differences include, but are not limited to, those discussed in Part 1 of ABM’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, under Item 1A., “Risk Factors,” and we urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders	Time and Date: Wednesday, March 24, 2021 10:00 a.m. Eastern Time	Place: www.virtualshareholdermeeting.com/ABM2021	Record Date: January 27, 2021

Stockholders of ABM as of the Record Date are entitled to vote. Each share of ABM common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

Virtual Annual Meeting

We believe the virtual annual meeting format facilitates stockholder access by enabling stockholders to participate fully and equally from any location around the world at no cost. This year, in light of the ongoing public health impacts of the COVID-19 pandemic, a virtual annual meeting also enables us to communicate with our stockholders while supporting the health and safety of our employees, stockholders and communities.

You may submit questions in advance on the day of the Annual Meeting of Stockholders by logging into www.proxyvote.com and entering your 16-digit control number. Once past the log-in screen, click on “Question for Management,” type in the question, and click “Submit.” Alternatively, stockholders will be able to submit questions live during the virtual meeting by typing the question into the “Ask a Question” field, and clicking submit. We will answer questions that comply with the meeting rules of conduct during the Annual Meeting of Stockholders, subject to time constraints. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting along with those questions that were addressed during the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.

Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting will be made publicly available for one year at www.virtualshareholdermeeting.com/ABM2021.

We encourage you to access the Annual Meeting before it begins. Online check-in will start 15 minutes before the meeting on March 24, 2021. If you have difficulty accessing the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international). We will have technicians available to assist you.

Voting Matters and Board Recommendations
Proposals		Board Vote Recommendation	Page Reference (for more detail)
01	Election of Directors	FOR EACH DIRECTOR NOMINEE	X
02	Approval of the ABM 2021 Equity and Incentive Compensation Plan	FOR	X
03	Advisory vote to approve executive compensation	FOR	X
04	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021	FOR	X

ABM Industries Incorporated 2021 Proxy Statement     i

Board Nominees The following table provides summary information about each director who is nominated for election.

Name	Age	Director Since	Occupation	Independent	Committee Assignments
Linda Chavez	73	1997	Senior Fellow, Niskanen Center	Yes	Governance, Chair; Compensation
Art A. Garcia	59	2017	Former Executive Vice President and Chief Financial Officer, Ryder System, Inc.	Yes	Audit, Chair; Stakeholder and Enterprise Risk
Jill M. Golder	58	2019	Former Chief Financial Officer, Cracker Barrel Old Country Store, Inc.	Yes	Audit
Scott Salmirs	58	2015	President and Chief Executive Officer, ABM Industries Incorporated	No

ii     ABM Industries Incorporated 2021 Proxy Statement

ABM AT A GLANCE

WHY
WE DO IT
HOW
WE DO IT
WHERE
WE DO IT
WHAT
WE DO
PURPOSE
To take care of the people, spaces and places that are important to you
VISION
To be the clear choice in the industries we serve through engaged people
MISSION
To make a difference, every person, every day
Three Foundational Pillars
Core Values
People
The ABMWay
CLIENT
Solutions-Oriented Business
Aviation
Business & Industry
Education
Technology & Manufacturing
Technical Solutions
Janitorial
Energy
Facilities Engineering
HVAC & Mechanical
Electrical & Lighting
Parking & Transportation

ABM’s Business Highlights and Accomplishments in Fiscal Year 2020

Despite a year of significant macroeconomic instability, ABM achieved many successes during 2020. We honored our purpose of taking care of the people, spaces and places that are important to our clients, employees and communities during a time when the global community was impacted by the COVID-19 pandemic. The pandemic coincided with the culminating year of our long-term 2020 Vision. The Board and management team acted nimbly to adapt ABM’s strategy both proactively and reactively, in areas such as management, service delivery and employee redeployment. Such actions resulted in achievements materially beyond many of our key pre-pandemic objectives, despite lower revenue. The pandemic pressure-tested every aspect of the Company’s resiliency, and we are proud that ABM emerged as an even stronger company with a foundation that further enhances the long-term interests of our stockholders and stakeholders.

ABM Industries Incorporated 2021 Proxy Statement     iii

ABM’s 2020 Achievements

We accelerated into our long-term adjusted EBITDA margin range of 5.5% - 6.0% with 2020 adjusted EBITDA margin of 6.0%(1) and grew adjusted income from continuing operations by approximately 20% to $163.5 million(2) through higher margin services and by dynamically managing our workforce.

Our diversified client base across business & industry and technology & manufacturing and nimble operating model in education, aviation and technical solutions, provided resilience to our business during the COVID-19 pandemic.

We maintained our commitment to stockholders through the continuation of our cash dividend for the 55th consecutive year.

We developed a proprietary, comprehensive cleaning and disinfection services, EnhancedClean™, to meet our clients’ COVID-19 sanitization needs, providing virus protection through studied protocols and practices.

We instituted safety protocols and managed supply chain demands, such as the mandatory use of face masks and other personal protective equipment, to help protect the health of our employees and clients. Additionally, we transitioned many office-based employees to a remote work environment, suspended non-essential travel, and adopted technologies to allow employees to effectively perform their functions remotely.

Our teams provided best-in-class cleaning and disinfecting services that were critical in keeping essential services running during the pandemic, including airports, distribution centers, healthcare systems, manufacturing plants, public transit systems, and research labs.

Our commitment to a diverse, equitable and inclusive workplace strengthened with the formation of our Culture and Inclusion Council and our continuing connection to the Partnership for New York City.

We mobilized cross-functional task forces across our critical business areas to strengthen our operating procedures for labor management, sales and financial activities given the constantly changing environment. For liquidity, this approach led to the generation of more than $450 million in cash flow from operations.

(1)	“Adjusted EBITDA margin” is defined as adjusted EBITDA divided by revenue. A reconciliation of net income to adjusted EBITDA is set forth in Appendix B.
(2)	A reconciliation of income from continuing operations to adjusted income from continuing operations is set forth in Appendix B.

Our COVID-19 Response

Unprecedented Challenges

The impacts of COVID-19 spread across our national and European footprint and across all of our various end markets. In March, immediately following the onset of the pandemic, our management team pivoted their focus to aggressive execution of service delivery, managing and redeploying labor, and maintaining liquidity. At the end of March 2020, the Company elected to fully draw on the remaining $300 million in its revolver, to add capacity to the balance sheet, and in May 2020 the Company completed an amendment to its senior credit agreement to provide more financial flexibility. In June 2020, D. Anthony Scaglione, ABM’s Chief Financial Officer and one of the key members of the executive leadership team, notified the Company that he would be leaving the Company effective July 1, 2020, creating an urgency for our Board of Directors to focus on keeping our leadership motivated and intact while the Company continues to navigate through the pandemic-driven challenges imposed on our business.

Taking Care of Our People, Guided by ABM’s Values

Despite these challenges and difficult developments, we took rapid action to coordinate across our people, our clients and their operations while leveraging financial resilience and risk mitigation. We remain guided by our core set of fundamental values: respect, integrity, collaboration, innovation, excellence and trust.

We cannot express the tremendous pride we have in our skilled and knowledgeable workforce. Our employees are the driving force behind everything we do. Earlier in 2020, as details continued to emerge on the pathology of COVID-19, we responded immediately to secure personal protective equipment for our front-line employees and developed safety protocols necessary to responsibly service our clients’ workspaces. We quickly adapted our standard operating practices throughout the entire organization to comply with local, national and global guidelines along with those

iv     ABM Industries Incorporated 2021 Proxy Statement

developed by our expert-led advisory council. In mid-March 2020, we transitioned most of our non-frontline workforce to virtual and remote work environments.

Reinventing ABM - Past the Challenges Today, Preparing for Tomorrow

Amidst the changing global conditions caused by the pandemic, we never lost sight of our commitment to keep environments safe, clean, comfortable and energy efficient through individual or integrated solutions. This commitment led to the development of our industry leading EnhancedClean program. The 3-step approach delivers healthy spaces with a certified virus protection process, building on our trustworthiness in cleaning and disinfection. In conjunction, we launched our Safety Seen campaign to provide a visual assurance of our cleaning and disinfection efforts in these extraordinary times.

During the pandemic, we have continued to deliver value and navigate the volatility that we face. As we look to the future, we are inspired by the new opportunities presented to ABM stemming from the post-pandemic “new normal” through increased expectations for safer workspaces, building cleanliness and sanitization, the rising demand for service volume and frequency, the focus on higher value-added services and the greater importance of scale, reach, and reliability.

CORPORATE GOVERNANCE AND BOARD HIGHLIGHTS

Board Composition

The following chart reflects the principal occupation, age, tenure and committee memberships of each member of our Board of Directors (the “Board”).

Name and Principal Occupation	Age	Director since	Independent	Committee memberships
				AC	CC	GC	SER

Quincy L Allen(1) Former Chief Marketing Officer of IBM Cloud, IBM Corporation	60	2021	Yes

LeighAnne G. Baker Former Senior Vice President and Chief Human Resources Officer, Cargill, Inc.	62	2018	Yes		✓		✓

Linda Chavez Senior Fellow, Niskanen Center	73	1997	Yes		✓	‡

Donald F. Colleran President and Chief Executive Officer of FedEx Express, a subsidiary of FedEx Corporation	65	2018	Yes		✓		✓

Art A. Garcia Former Executive Vice President and Chief Financial Officer, Ryder System, Inc.	59	2017	Yes	‡*			✓

Thomas M. Gartland Executive Chairman of SGL TransGroup; Former President, North America of Avis Budget Group, Inc.	63	2015	Yes		‡	✓

Jill M. Golder Former Chief Financial Officer, Cracker Barrel Old Country Store, Inc.	58	2019	Yes	✓*

Sudhakar Kesavan† Former Executive Chairman, ICF International, Inc.	66	2012	Yes			✓

Scott Salmirs President and Chief Executive Officer, ABM Industries Incorporated	58	2015	No

Winifred (Wendy) M. Webb Chief Executive Officer, Kestrel Corporate Advisors; Former Senior Executive at Ticketmaster and The Walt Disney Company	62	2014	Yes	✓*			‡

Legend:

AC – Audit Committee: CC – Compensation Committee; GC – Governance Committee; SER – Stakeholder and Enterprise Risk Committee

†	Indicates Board Chair
‡	Indicates Committee Chair
*	Indicates Audit Committee Financial Expert
(1)	Mr. Allen was elected to the Board on February 10, 2021, and does not yet serve on any Committee of the Board.

ABM Industries Incorporated 2021 Proxy Statement     v

Corporate Governance

Our Board is committed to thoughtful and independent representation of stockholder interests and corporate governance policies and practices that drive long-term stockholder value. The following points summarize certain aspects of our corporate governance:

✓	All directors and nominees other than Chief Executive Officer are independent	✓	Robust director and executive officer stock ownership guidelines
✓	Separate Chairman of Board and Chief Executive Officer	✓	Regular executive sessions of independent directors
✓	Director overboarding policy	✓	Risk oversight by Board and Committees
✓	100% Director attendance at Board and Committee meetings, during fiscal year 2020	✓	Declassified Board (subject to phase-out as described below)
✓	Majority voting with resignation policy for directors in uncontested elections	✓	Thorough annual Board and Committee self-evaluation process
✓	Board focused on refreshment and director succession planning	✓	Mandatory director retirement age of 73 (subject to Board waiver)
✓	Diverse Board that provides a range of viewpoints	✓	Annual Board strategy meeting and review of Company’s strategic plan

Profile of our Board Members

Summary information about our Board is provided below:

	Business Leadership		Financial/Investment
10		10

	Service Industry Experience		Risk Oversight
8		9

	Other Public Company Board Experience		International Business Experience
7		9

Tenure

Our Board maintains an ongoing commitment to refreshment and proactive assessment of its collective skills, experience and perspectives. 50% of our current Board members have served on the Board for five or fewer years. The Board and the Governance Committee believe that this balance of experience, continuity and refreshment helps the Board most effectively serve the Company and its stockholders.

vi     ABM Industries Incorporated 2021 Proxy Statement

Diversity

Our Board and Governance Committee are committed to Board diversity: 40% of our Board members are female and 40% of our Board is racially or ethnically diverse.

4
40% of Directors are Racially or Ethnically Diverse
6

Independence

Our Board is comprised of independent directors, with the exception of Mr. Salmirs.

ABM Industries Incorporated 2021 Proxy Statement     vii

EXECUTIVE COMPENSATION HIGHLIGHTS

Our Compensation Practices

What We Do
• Design Compensation Programs to Pay for Performance
• Use Equity Awards for Long-Term Incentive and Retention
• Maintain a Clawback Policy
• Utilize Short-Term and Long-Term Performance-Based Incentives/Measures
• Use an Independent Compensation Consultant
• Require Significant Share Ownership and Retention by Executive Officers
• Limit Perquisites
• Use Double-Trigger Change-in-Control Arrangements
• Hold annual Say-on-Pay Vote

What We Don’t Do
• No Fixed-Term Employment Agreements
• No Gross-Ups for Taxes
• No Repricing of Stock Options
• No Hedging and Pledging of ABM Stock

Our Executive Compensation Programs

In fiscal year 2020, our compensation programs continued to reflect the compensation philosophy established by our Compensation Committee – one that is intended to align our executives’ compensation with our strategic goals, and motivate and retain executives who are critical to our future success and long-term performance. Key features of our compensation philosophy include:

►	Performance-Based – Tie significant portions of compensation to performance metrics that align to our short-term and long-term business goals;
►

Align with Stockholder Interests – Align each executive’s interests with stockholders’ interests by requiring significant stock ownership and paying a significant portion of compensation in equity subject to performance conditions and multi-year vesting requirements; and

►	Market Competitiveness – Attract and retain key executives who possess the capability to lead the business forward by providing innovative and effective service to our clients and customers.

Elements of Total Direct Compensation:

►	Base Salary – Fixed cash compensation with adjustments tied to individual responsibilities, performance and marketplace dynamics;
►	Annual Cash Incentive Program – Focuses on near-term performance objectives reflecting Company strategy;
►	Performance-Based Equity Grants – Aligns business objectives with longer-term stockholder interests; and
►	Time-Based Equity Grants – Fosters retention by delivering more stable value and continuity of leadership.

viii     ABM Industries Incorporated 2021 Proxy Statement

At-Risk Compensation

A significant portion of our executives’ compensation is at risk. At-risk compensation includes: annual cash incentive compensation (“bonus”), which is tied to annual financial and individual performance measures; performance-based equity awards, which are paid only if performance metrics established at the beginning of the three-year performance period are met; and time-based equity awards. Approximately 91% of our CEO’s compensation is at risk. Approximately 81% of our other named executive officers’ (“NEOs”) compensation is at risk.

Unique Fiscal Year 2020 Executive Compensation Impacts
• ABM faced unprecedented business challenges in fiscal year 2020 as a result of the pandemic and related disruptions, including the departure of the Company’s Chief Financial Officer.
• The Company pivoted to focus on keeping our employees, our clients, their customers and our communities safe, maintaining our liquidity and managing through the evolving challenges of the pandemic.

•    Our executive officers and independent board members took temporary 20% salary and retainer reductions from May 1, 2020, through July 1, 2020, while key management employees took temporary 10% salary reductions for the same period.

•    The Company suspended its 401(k) match from June 1, 2020, through the end of calendar year 2020, cut non-essential travel and entertainment, and employed temporary furloughs and hours reductions to control expenses.

•    In July 2020, ABM granted one-time stock awards to stabilize and motivate approximately 175 key leaders.  These awards will time-vest over a two-year period. The vesting schedule is tied to the critical 24-month period as the Company continues to navigate through the pandemic, and reflects the inability to set meaningful performance metrics at the time, given that the historic lack of visibility to both revenue and profit led to the Company’s withdrawal of financial guidance for the duration of fiscal year 2020.

•    While our executives performed exceedingly well in leading the Company during the pandemic, our executive officers forfeited the personal objective component of their cash bonuses. Our CEO's cash bonus was further reduced to no more than target by the independent directors on the Board at the request of the CEO, in recognition of the wide-ranging impacts of the COVID-19 pandemic, including difficult cost-saving measures throughout the Company.

• Our Compensation Committee did not adjust any target metrics for in-flight short or long-term incentives, and continued its commitment to a strong pay-for-performance philosophy.

•    ABM mobilized to successfully deliver results in excess of our pre-COVID-19 targets in many areas including new sales, EBTIDA margin and adjusted operating income from continuing operations.

•    Our executive officers’ compensation is aligned with ABM’s strategy and reflects actual performance, furthering the interests of our stockholders.

ABM Industries Incorporated 2021 Proxy Statement     ix

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x     ABM Industries Incorporated 2021 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS
PROPOSAL 1—ELECTION OF DIRECTORS

CORPORATE GOVERNANCE AND BOARD MATTERS
Nominees for Election to Serve as Directors for a Term Expiring in 2022
The Board of Directors
Corporate Governance
Identifying and Evaluating Nominees for Directors
Board Leadership Structure
Director Independence
The Board’s Oversight of Risk Management
The Board’s Role in Cybersecurity Risk Oversight
Corporate Social Responsibility and Sustainability
Mandatory Retirement
Outside Board Limits
Board Committees
Board and Committee Attendance in Fiscal Year 2020
DIRECTOR COMPENSATION FOR FISCAL YEAR 2020
2020 Non-Employee Director Compensation Elements
2020 Non-Employee Director Compensation Table
Non-Employee Director Deferred Compensation Plan
Director Stock Ownership Policy

ABM Industries Incorporated 2021 Proxy Statement     1

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal Summary

We are asking our stockholders to elect four nominees to serve on the Board for a one-year term and until their successors are duly elected and qualified. Information about the Board and each director nominee is included in this section. The number of directors is currently fixed at ten.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each director nominee.  After consideration of each nominee’s qualifications, skills and experience, as well as his or her prior contributions to our Board, the Board believes that each nominee should continue to serve on the Board.

Voting

Unless contrary instructions are received, the shares represented by a properly executed proxy will be voted “FOR” each of the director nominees presented below. If, at the time of the meeting, one or more of the director nominees has become unavailable to serve, the shares represented by proxies will be voted for the remaining nominees and for any substitute director nominee or nominees designated by the Board unless the size of the Board is reduced. The Board knows of no reason why any of the director nominees will be unavailable or unable to serve.

Director nominees are elected by stockholders by a majority of the votes cast. This means that the number of shares voted “for” a director’s election must exceed 50% of the number of votes cast in connection with that director’s election at a stockholder meeting as more fully described under “Questions and Answers About The Proxy Materials And The 2021 Annual Meeting” of this Proxy Statement. Any nominee who does not receive a majority of votes cast “for” his or her election will be required to tender his or her resignation promptly following the failure to receive the required vote. The Governance Committee will then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board will be required to decide whether to accept the resignation.

Board Declassification

Our Board, which currently consists of ten directors, historically was divided into three classes. As approved by the Company’s stockholders at the 2020 Annual Meeting of Stockholders, the Board has begun to be declassified over a three-year phase-out period. All director nominees whose terms expire at the 2021 Annual Meeting will be, if elected by our stockholders, elected to hold office for a term of one year, or until their successors are duly elected and qualified in accordance with our Bylaws. At the 2023 Annual Meeting of Stockholders, all director nominees elected by our stockholders will be elected to hold office for a term of one year, or until their successors are duly elected and qualified in accordance with our Bylaws, and the classification of the Board of Directors will terminate in its entirety.

2     ABM Industries Incorporated 2021 Proxy Statement

Nominees for Election to Serve as Directors for a Term Expiring in 2022

Linda Chavez	Director Since 1997	Age 73
Senior Fellow, Niskanen Center

Ms. Chavez is senior fellow at the Niskanen Center, a public policy organization, where she focuses on politics and public policy, and at the National Immigration Forum, where she focuses on immigration reform. Additionally, she is founder and chairman of the Center for Equal Opportunity, a position she has held since January 2006. Prior to her appointment as chairman, Ms. Chavez served as president of the Center for Equal Opportunity from January 1995 through December 2005. Ms. Chavez was a director of Pilgrim’s Pride Corporation from 2004 to 2008, where she served on the audit committee. Previously, she was a director of Greyhound Lines, Inc. from 1995 to 1999, when it was acquired by another company. Ms. Chavez has held numerous appointed positions, including chief executive officer of the National Commission on Migrant Education from 1988 to 1992, chief executive officer of the U.S. Commission on Civil Rights from 1983 to 1985, and White House director of public liaison in 1985. In 1992, she was elected by the United Nations Commission on Human Rights to serve a four-year term as U.S. Expert to the U.N. Sub-Commission on the Prevention of Discrimination and Protection of Minorities. She is a 2006 graduate of the UCLA Anderson Graduate School of Management Director Training and Certification Program, served on the advisory board of the Outstanding Directors Exchange in 2008 and 2009, and served on the board of Research Electro-Optics, a privately held company, from 2012 to 2018. Ms. Chavez also serves or has served on numerous nonprofit boards. She is an author, television commentator and frequently writes about public policy issues.

Ms. Chavez’s qualifications to serve on our Board include her extensive knowledge of, and experience in, government relations, and her leadership skills and corporate governance experience gained during her service as a public company director and her involvement with nonprofit organizations. Ms. Chavez brings valuable public company board experience, compensation expertise, financial experience, public policy experience, and government and government relations experience to our Board.

Art A. Garcia	Director Since 2017	Age 59
Former Executive Vice President and Chief Financial Officer, Ryder System, Inc.

Mr. Garcia retired in 2019 as the executive vice president and chief financial officer of Ryder System, Inc., a $8.4 billion commercial fleet and supply chain management solutions company, a position held since 2010 and was a member of Ryder’s executive leadership team. Previously, Mr. Garcia served as senior vice president, controller and chief accounting officer of Ryder from 2005 to 2010. Mr. Garcia joined Ryder in 1997 as senior manager of corporate accounting. He later served as director of corporate accounting and, subsequently, as group director of accounting services. Prior to joining Ryder, Mr. Garcia spent 14 years with the Miami office of the accounting firm Coopers & Lybrand LLP as senior manager of business assurance. Mr. Garcia has served on the board of Elanco Animal Health (NYSE: ELAN), a $3.1 billion provider of products and services to improve animal health production in more than 90 countries around the world since 2019, and serves as a member of the Audit and Finance Committees, and on the board of American Electric Power (NASDAQ: AEP), a $15.6 billion electric public utility company, delivering electricity and custom energy solutions since 2019, where he serves as chair of the Finance Committee and a member of the Audit & Director Governance Committees.

Mr. Garcia’s qualifications to serve on our Board include his extensive business, financial and management experience and his experience as a senior financial officer. Mr. Garcia brings valuable accounting, financial management and supply chain experience to our Board.

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Jill M. Golder	Director Since 2019	Age 58
Former Senior Vice President and Chief Financial Officer, Cracker Barrel Old Country Store

Ms. Golder is former senior vice president and chief financial officer of the restaurant and gift store chain Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL), a position held from Jue 2016 to December 2020. She previously served in finance leadership roles at Ruby Tuesday, Inc. from 2013 to 2016, including as executive vice president and chief financial officer from 2014 to 2016. Ms. Golder served in progressively more responsible finance positions during her 23 years at Darden Restaurants, Inc., including senior vice president finance for Olive Garden, senior vice president finance of Smokey Bones, senior vice president finance of Specialty Restaurant Group and senior vice president of Red Lobster. Ms. has served on the board of IZEA Worldwide, Inc. (NASDAQ: IZEA), an influencer marketing technology company, since 2021, and previously served on its board from 2015 to 2019.

Ms. Golder’s qualifications to serve on our Board include her extensive financial experience in a variety of leadership roles at various major, multinational companies. Ms. Golder also brings public company experience to our Board.

Scott Salmirs	Director Since 2015	Age 58
President and Chief Executive Officer, ABM Industries Incorporated

Mr. Salmirs is president and chief executive officer of the Company, a position held since March 2015. Previously, he served as executive vice president of the Company from September 2014 to March 2015, with global responsibility for the Company’s aviation division and all international activities. Mr. Salmirs served as executive vice president of ABM Janitorial Services – Northeast from 2003 to December 2014. Prior to joining the Company, Mr. Salmirs held various leadership positions at Goldman, Sachs & Company, Lehman Brothers, Inc., and CBRE. Mr. Salmirs also serves on the board of Outreach, a New York nonprofit organization dedicated to rehabilitating teens with substance abuse issues, is a founding board member of Donate Eight, a nonprofit group associated with LiveOnNY, and also serves on the Business Advisory Council for the business program at SUNY Oneonta.

Mr. Salmirs’ qualifications to serve on our Board include his experience in the facility services industry, and his knowledge of and perspective on the Company as its president and chief executive officer. Mr. Salmirs brings valuable leadership skills and operations, financial management, industry, mergers and acquisitions, sales and marketing, and global operations experience to the Board.

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Continuing Directors Whose Terms Expire in 2022

Quincy L. Allen	Director Since 2021	Age 60
Former Chief Marketing Officer of IBM Cloud, IBM Corporation

Mr. Allen is former chief marketing officer of IBM Cloud at IBM Corporation (NYSE: IBM), an international technology solutions company, a position held from 2015 to 2018. Prior to joining IBM, Mr. Allen served as chief marketing and strategy officer at Unisys Corporation (NYSE: UIS) from 2012 to 2015. He previously served as chief executive officer of Vertis Communications, a direct marketing and advertising company, a position held from 2009 to 2010. Vertis Communications filed for voluntary bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in November 2010 and emerged from bankruptcy in March 2012. In October 2012, Vertis Communications filed for bankruptcy protection again. Prior to Vertis Communications, Mr. Allen held several leadership positions with Xerox Corporation, including serving as president of the Global Services and Strategic Marketing Group and president of Production Systems Group, as well as vice president of Xerox Corporation. Mr. Allen has served on the board of The ODP Corporation (Office Depot) (NASDAQ: ODP) since February 2020, and previously served on the boards of NCR Corporation (NYSE: NCR) from 2009 to 2012 and Gateway, Inc. from 2006 to 2007.

Mr. Allen’s qualifications to serve on the Board include his extensive operational and technology experience at major multinational corporations, and background in business development. Mr. Allen also brings public company experience to our Board.

LeighAnne G. Baker	Director Since 2018	Age 62
Former Senior Vice President and Chief Human Resources Officer, Cargill, Inc.

Ms. Baker is former senior corporate vice president and chief human resources officer of Cargill, Inc., a global food and agricultural company, a position held from May 2014 to June 2020. She served as a member of the executive team and responsible for Cargill’s global human resources strategy and practices. Prior to joining Cargill in May 2014, she served as executive vice president and chief human resources officer of Hertz Global Holdings, Inc. from 2007 to 2014. Before joining Hertz, Ms. Baker was senior vice president, global human resources of The Reynolds & Reynolds Company, a leading provider of automotive dealer management systems, from 2005 to 2007. She also served in various management and leadership roles at The Timken Company from 1981 to 2005. Ms. Baker has served on the board of Pactive Evergreen (NASDAQ: PTVE), a manufacturer and distributor of foodservice, food merchandising products and fresh beverage cartons, since 2020, where she serves as chair of the Compensation Committee and as a member of the Audit Committee.

Ms. Baker’s qualifications to serve on our Board include many years of executive experience for large enterprises, providing extensive expertise in global human resources management, leadership development and large-scale organizational change.

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Sudhakar Kesavan	Director Since 2012	Age 66
Former Executive Chairman, ICF International, Inc.

Mr. Kesavan is former executive chairman of ICF International, Inc. (NASDAQ: ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, a position he held from 1999 to December 2020. He served as chief executive officer of ICF International from 1999 to 2019 and has served as a director of ICF International since June 1999. Previously, Mr. Kesavan served as the president of ICF Consulting Group, a subsidiary of ICF Kaiser, from 1997 to 1999. Mr. Kesavan serves on the board of Inova Health Systems, a not-for-profit healthcare system based in Northern Virginia, serves as board member emeritus for Northern Virginia Technology Council and serves and is a trustee of the Shakespeare Theater Company in Washington, DC.

Mr. Kesavan’s qualifications to serve on our Board include his leadership and operational experience gained from serving as a chief executive officer and director of another public company. Mr. Kesavan brings valuable experience leading both organic growth and acquisition activities, a thorough understanding of corporate governance, compensation expertise, and operations, industry, public company board, financial, mergers and acquisitions, government and government relations, and global operations experience to our Board.

Continuing Directors Whose Terms Expire in 2023

Donald F. Colleran	Director Since 2018	Age 65
President and Chief Executive Officer, FedEx Express, a subsidiary of FedEx Corporation

Mr. Colleran is president and chief executive officer of FedEx Express, a subsidiary of FedEx Corporation, a global provider of supply chain, transportation, business and related information services, a position held since March 2019. From 2017 to March 2019, Mr. Colleran was executive vice president and chief sales officer of FedEx Corporation. He also serves on the FedEx Corporation Strategic Management Committee, which sets the strategic direction for FedEx. Mr. Colleran joined FedEx in 1989, where he has served in a variety of leadership roles including executive vice president, global sales of FedEx Services from July 2006 through December 2016. He serves as a director of EastGroup Properties, Inc. (NYSE: EGP), an equity real estate investment trust, since 2017, and serves as a member of the Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Colleran’s qualifications to serve on our Board include his extensive experience in a variety of leadership roles at a major, multinational company, including business, sales, leadership, and global operations. Mr. Colleran also brings public company experience to our Board.

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Thomas M. Gartland	Director Since 2015	Age 63
Executive Chairman, SGL TransGroup; Former President, North America of Avis Budget Group, Inc.

Mr. Gartland has been the executive chairman of SGL TransGroup, a privately-held global freight forwarder, since 2017, where he serves as a member of the Audit Committee and Compensation Committee. Mr. Gartland retired in December 2014 from his role as president, North America for Avis Budget Group, Inc., a leading global provider of vehicle rental services, a position he held from October 2011 to December 2014. Previously, he was executive vice president, Sales, Marketing and Customer Care at Avis Budget Group, Inc. from April 2008 to October 2011, where he developed the overall strategic direction for marketing and sales. Mr. Gartland was employed by JohnsonDiversey, Inc. from 1994 to 2008, in various high-level capacities, including as president of the company’s North American region from 2003 to 2008, vice president, Sales, Health and Hospitality from 2002 to 2003, vice president, Business Development from 1998 to 2002, with various positions of increasing responsibility within the company from 1994 to 1998. Prior to that, Mr. Gartland served as vice president and director of national accounts at Ecolab, Inc. from 1980 to 1994. Mr. Gartland has served on the board of directors of Xenia Hotels & Resorts, Inc. (NYSE: XHR), a self-advised and self-administered REIT that invests primarily in premium full-service, lifestyle and urban upscale hotels, since 2015 and serves as chair of the Compensation Committee.

Mr. Gartland’s qualifications to serve on our Board include his extensive experience in senior executive positions at major, multinational companies, including sales, operations, financial management, leadership, and mergers and acquisitions. He also brings public company board experience to our Board.

Winifred (Wendy) M. Webb	Director Since 2014	Age 62
Chief Executive Officer, Kestrel Corporate Advisors; Former Senior Executive at Ticketmaster and The Walt Disney Company

Ms. Webb is chief executive officer of Kestrel Corporate Advisors, an advisory services firm, counseling organizations on strategic business issues, including growth initiatives, digital marketing, board governance and investor relations, since 2013. From 2010 to 2013, she was managing director for Tennenbaum Capital Partners. Ms. Webb was a member of the corporate executive team for Ticketmaster from 2008 to 2010. She served for 20 years with The Walt Disney Company, from 1988 to 2008, in various senior positions including corporate senior vice president of investor relations and shareholder services, and governance outreach. She was also executive director for The Walt Disney Company Foundation. Before Disney, she held roles in investment banking. She has served on the boards of directors of Wynn Resorts, Limited (NASDAQ: WYNN) since April 2018, serving as chair of the Audit Committee, and of AppFolio, Inc. (NASDAQ: APPF) since December 2019, where she is chair of the Audit Committee and a member of the Nominating and Corporate Governance, and Risk and Compliance Oversight Committees. Ms. Webb also has served on the board of trustees of a REIT, American Homes 4 Rent (NYSE: AMH), since January 2019, and is a member of the Compensation, and Nominating and Corporate Governance Committees. She previously served on the boards of 9 Spokes International Ltd. (2015 to 2018), of TiVo Inc. (2016), of Jack in the Box Inc. (2008 to 2014), and of nonprofit PetSmart Charities, Inc. (2014 to 2016). She served as co-chair of nonprofit WomenCorporateDirectors, LA/OC Chapter (2017 to 2020). Ms. Webb has been recognized as an NACD Directorship 100 honoree, a WomenInc. Most Influential Corporate Board Director, and a Directors & Boards Director to Watch.

Ms. Webb’s qualifications to serve on our Board include her experience in senior management at global public companies and her experience in the global financial services industry. Ms. Webb brings valuable public company board, investor relations, communications, media and public relations, treasury, corporate governance, sales and marketing, global operations, corporate social responsibility, strategic planning, mergers and acquisitions, investment banking and capital markets experience to our Board.

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The Board of Directors

Name and Principal Occupation	Age	Director since	Independent	Committee memberships
				AC	CC	GC	SER

Quincy L Allen(1) Former Chief Marketing Officer of IBM Cloud, IBM Corporation	60	2021	Yes

LeighAnne G. Baker Former Senior Vice President and Chief Human Resources Officer, Cargill, Inc.	62	2018	Yes		✓		✓

Linda Chavez Senior Fellow, Niskanen Center	73	1997	Yes		✓	‡

Donald F. Colleran President and Chief Executive Officer of FedEx Express, a subsidiary of FedEx Corporation	65	2018	Yes		✓		✓

Art A. Garcia Former Executive Vice President and Chief Financial Officer, Ryder System, Inc.	59	2017	Yes	‡*			✓

Thomas M. Gartland Executive Chairman of SGL TransGroup; Former President, North America of Avis Budget Group, Inc.	63	2015	Yes		‡	✓

Jill M. Golder Former Chief Financial Officer, Cracker Barrel Old Country Store, Inc.	58	2019	Yes	✓*

Sudhakar Kesavan† Former Executive Chairman, ICF International, Inc.	66	2012	Yes			✓

Scott Salmirs President and Chief Executive Officer, ABM Industries Incorporated	58	2015	No

Winifred (Wendy) M. Webb Chief Executive Officer, Kestrel Corporate Advisors; Former Senior Executive at Ticketmaster and The Walt Disney Company	62	2014	Yes	✓*			‡

Legend:

AC – Audit Committee: CC – Compensation Committee; GC – Governance Committee; SER – Stakeholder and Enterprise Risk Committee

†	Indicates Board Chair
‡	Indicates Committee Chair
*	Indicates Audit Committee Financial Expert
(1)	Mr. Allen was elected to the Board on February 10, 2021, and does not yet serve on any Committee of the Board.

Corporate Governance

Our Board has adopted Corporate Governance Principles that reflect our commitment to sound corporate governance and the role of governance in building long-term stockholder value. Our Corporate Governance Principles, which include our independence standards, can be found on our website at http://investor.abm.com/corporate-governance.cfm. Other information relating to our corporate governance is also available on our website at the same address, including our Bylaws, our Code of Business Conduct, and the Charters of our Audit Committee, Compensation Committee, Governance Committee, and Stakeholder and Enterprise Risk Committee. These documents are also available in printed hard-copy format upon written request to the Corporate Secretary at the Company’s corporate headquarters.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting nominees for election as directors. The Board delegates the screening process to the Governance Committee with the expectation that other members of the Board will participate in this process, as appropriate. The Governance Committee periodically reviews the skills and types of experience that it believes should be represented on the Board in light of the Company’s current business needs and strategy. The Governance Committee then uses this information to consider whether all of the identified skills and experience are represented on the Board. Based upon its review, the Governance Committee may recommend to the Board that the expertise of the

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current members should be supplemented. The Governance Committee takes these factors into account when looking for candidates for the Board. Candidates recommended by the Governance Committee are subject to approval by the full Board. Our Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are anticipated because of retirement or otherwise. In the event that any vacancy is anticipated, or otherwise arises, the Governance Committee considers various potential candidates for director.

Our Governance Committee recommends to the Board the criteria for director candidates, and the Board establishes the criteria. The Governance Committee is also responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates and current Board members in the context of the current composition of the Board.

In analyzing director nominations and director vacancies, our Governance Committee seeks to recommend candidates for director positions who will create a collective membership on the Board with varied experience, backgrounds and perspectives, including the specific qualifications of industry knowledge; accounting and finance; management; leadership; business strategy and operations; corporate governance; other public board experience; and risk management, and also seeks diversity in its directors, including but not limited to diversity in the areas of race, ethnicity, national origin, gender, and age.

With individual members of the Board, the Governance Committee seeks individuals that have leadership in other organizations and have significant experience in a specific area or endeavor, and who understand the role of a public company director and can provide insights and practical wisdom based on their experience and expertise.

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, such as professional search firms and the relationships of current directors. In the case of a search firm, the Governance Committee will pay a fee for such a firm to assist it in the recruitment and identification of potential candidates for the Board. When identifying new candidates for Board membership, the Governance Committee includes, and requests that any such search firm it engages include, highly qualified women and racially and ethnically diverse persons in the initial pool from which potential director candidates are chosen in accordance with the Corporate Governance Principles. Ms. Golder, a nominee for election at this Annual Meeting, was elected to the Board in 2019 and recommended to the Governance Committee by a search firm that also presented several other candidates for consideration. After the Governance Committee evaluated Ms. Golder’s candidacy for the Board (including, without limitation, through her interviews with directors, completion of a questionnaire and related procedures), it then determined to recommend her to the Board for election.

Candidates may also come to the attention of the Governance Committee through stockholders or other persons. Such stockholder director candidates would be evaluated under the Governance Committee’s established evaluation practices for director candidates. Stockholders wishing to submit candidates for election as directors should provide the names of such candidates to the Corporate Secretary, ABM Industries Incorporated, One Liberty Plaza, New York, New York 10006. See “Questions And Answers About The Proxy Materials And the 2021 Annual Meeting” for more information on submitting stockholder director nominations to the Company.

Our directors are expected to prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve. They are also expected to meet as frequently and spend as much time as necessary to properly discharge their responsibilities and duties as directors and to arrange their schedules so that other existing and planned future commitments do not materially interfere with their service as a director. Directors who are full-time employees of ABM or who serve as chief executive officers or in equivalent positions at other public companies may not serve on the boards of more than one other publicly traded company. Other directors may not serve on the boards of more than three other publicly traded companies. Service on other boards and other commitments are considered by the Governance Committee and the Board when reviewing Board candidates.

Board Leadership Structure

The Company currently has separate persons serving as its Chairman and its Chief Executive Officer, in recognition of the differences between the two roles. The Chief Executive Officer (Mr. Salmirs) has general and active management over the business and affairs of the Company, subject to the control of the Board. The Chairman of our Board (Mr. Kesavan) is charged with presiding over all meetings of the Board and our stockholders, as well as providing advice and counsel to the Chief Executive Officer, coordinating the preparation of agendas, keeping directors informed of matters impacting the Company, and maintaining contact with the Company’s General Counsel. The Board believes that at this time, the separation of these roles is the most appropriate and effective leadership structure for the Company and its stockholders.

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Director Independence

Our Corporate Governance Principles provide that a majority of our directors must be independent; Further, the Committee Charters for our Audit Committee, Compensation Committee, Governance Committee, and Stakeholder and Enterprise Risk Committee require all members be independent. Each year, our Governance Committee reviews the independence of each of our directors under applicable New York Stock Exchange (“NYSE”) listing standards and considers any current or previous employment relationships as well as any transactions or relationships between our Company and our directors or any members of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review is to determine whether any relationships or transactions exist that preclude a director from being deemed independent under applicable NYSE listing standards or are otherwise inconsistent with a determination that the director is independent.

Our Governance Committee has affirmatively determined and recommended to our Board, and the Board has affirmatively determined, that each of our directors, other than our Chief Executive Officer, is independent under applicable NYSE and Securities and Exchange Commission (“SEC”) rules and regulations. Mr. Filippo Passerini departed the Board in May 2020, and had been affirmatively determined by the Board and Governance Committee to be independent under applicable NYSE and SEC rules and regulations prior to his departure.

The Board’s Oversight of Risk Management

Company management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. Our management has implemented an enterprise risk management (ERM) process designed to work across the Company to identify, assess, govern and manage risks and the Company’s response to those risks.

Our Stakeholder and Enterprise Risk Committee assists the Board in its oversight of the Company’s activities and practices identifying, evaluating and mitigating strategic and operational risks, as well reviewing the Company’s practices and activities regarding social, environmental and related public policy matters that may pose risks to the Company’s business. The responsibilities of this committee with respect to ERM oversight were included among those of our former Strategy and Enterprise Risk Committee.

Our Audit Committee oversees risks relating to our accounting, reporting and financial practices, including financial controls, and our compliance with certain legal and regulatory requirements.

Our Compensation Committee oversees compensation-related risk management, as discussed in “Compensation Discussion and Analysis” later in this Proxy Statement.

Our Governance Committee oversees risks associated with board structure and other corporate governance policies and practices.

In fulfilling their oversight responsibilities, all committees receive regular reports on their respective areas of responsibility from members of management. Each committee reports regularly to the full Board on its activities, including on matters relating to risk oversight. In addition, the Board participates in regular discussions in executive sessions led by the Chairman of the Board and with the Company’s senior management on many key subjects, including strategy, industry group performance, operations, information systems, finance, and legal.

The Board’s Role in Cybersecurity Risk Oversight

Enterprise cybersecurity risk management is an important focus of our Board and its Stakeholder and Enterprise Risk Committee. The Company’s Chief Information Officer provides regular reports and updates. Such reports cover the Company’s information technology security program, including its current status, capabilities, objectives and plans, as well as the evolving cybersecurity threat landscape.

Corporate Social Responsibility and Sustainability

Our Company’s mission is to make a difference, every person, every day. We aim to do business in a responsible way and introduce sustainable solutions to the market that help preserve our planet and provide places and spaces that are socially and environmentally responsible. Our sustainability strategy is guided by the following three strategic axes:

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To ensure the comprehensive development and execution of our sustainability strategy, we maintain rigorous dialogue with our diverse stakeholders - our clients, vendors, employees, investors, and the communities in which we live and work. Through these engagements, we identify and prioritize the material environmental, social and governance (“ESG”) issues that impact our business.

Sustainability Oversight

We execute on many of our ESG issues through our sustainability oversight. We have a dedicated Corporate Sustainability Manager who reports to our Chief Communications Officer, coordinates with our UK Environmental Manager, and oversees ABM’s sustainability committee, which is comprised of various sustainability project managers from across the Company with expertise on waste, energy and green cleaning services.

Our Board enhanced its commitment to review and oversight of ESG issues through the creation of the Board’s Stakeholder and Enterprise Risk Committee in June 2020. The Stakeholder and Enterprise Risk Committee is responsible for oversight of social, environmental and public policy matters, stakeholder impacts, and enterprise and strategic risks.

Doing Business in a Responsible Way

For more than 100 years, ABM has been committed to ethical business practices, and we have developed our Code of Business Conduct to ensure ABM’s principles of respect, integrity, collaboration, innovation, trust and excellence are applied throughout our operations. Our Code of Business Conduct covers topics including conflicts of interest, duty of loyalty, gifts and gratuities, bribery and corruption and harassment and discrimination, among others. We reinforce these practices through an annual comprehensive training and certification program on our Code of Business Conduct for our Board and all of our staff and management employees.

We also maintain a Supplier Code of Conduct, to ensure our suppliers uphold the policies of ABM concerning compliance with all applicable laws, respect for human rights, environmental conservation and the safety of products and services.

Ensuring our Employees’ Well-Being

Our human capital strategy is centered on our values and our employees; we prioritize our human capital development in order to do business in a responsible way and ensure our employees’ success. The execution of this strategy is overseen at the highest levels of our organization, from our Board, our Board’s Stakeholder and Enterprise Risk Committee, and across our senior management.

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Delivering a safe workspace where our people feel valued and able to develop their potential is one of our main drivers to make a difference, and the cornerstone of our comprehensive risk management and safety program is safety awareness. We have established a “safety-first” culture through various programs and initiatives including, but not limited to, incorporation into our daily shift protocols, training, and alignment with our corporate incentive plans.

Our online training platform, ABM University, provides our staff and management employees with access to a multitude of training courses, videos, reference material, and other tools. Outside of ABM University, our frontline employees receive on-the-job training to ensure we are executing for our clients.

We are an Equal Opportunity and Affirmative Action employer in compliance with the requirements of the Executive Order 11246 of the Rehabilitation Act of 1973 and the Vietnam Era Veterans’ Readjustment Assistance Act. We pride ourselves on our commitment to fostering a diverse, inclusive, and empowered workforce. In 2020, the Company established a Culture and Inclusion Leadership Council, which seeks to obtain feedback from our employees and focuses on matters related to corporate culture at ABM, specifically related to diversity, inclusion, and social justice.

Managing our Environmental Footprint

The past two years marked significant progress for our sustainability journey and prepared us to better support our clients and the communities where we live and operate.  We take steps every day to minimize the impact of our operations on the world around us and are committed to reducing our carbon footprint.  Last year, we strengthened our portfolio of sustainable solutions to effectively mitigate climate change risks, lower CO2 emissions, and improve waste diversion rates from landfills.

Since 2011, we have voluntarily published a Sustainability Report on an annual basis in alignment with the Global Reporting Initiative framework, and since 2020 in alignment with the Sustainability Accounting Standards Board guidelines, to address our business, our employees, and the environment. More information can be found in the corporate sustainability section of our corporate website.

Mandatory Retirement

The Board has adopted a retirement policy for directors, subject to waiver by the Board if the Governance Committee and Board each deem a director’s continued service is in the best interests of the Company. Under this policy, a director who attains the age of 73 during his or her current term must resign from the Board effective upon the conclusion of the annual stockholders meeting next following his or her 73rd birthday.

Outside Board Limits

We limit the number of other public company boards our directors may join to ensure that our directors are able to rigorously prepare for and participate in Board and Committee meetings, to ask direct questions and require straight answers, and to spend the time needed, including by meeting as frequently as necessary, to properly discharge their responsibilities and duties as directors. Directors who are fulltime employees of the Company or who serve as chief executive officers or equivalent positions at other public companies may not serve on more than one other board of a publicly-traded company. Other directors may not serve on more than three other boards of public companies. Any director seeking to join the board of directors of another public company or for-profit organization must first notify the Governance Committee before accepting an invitation to serve on another board.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Stakeholder and Enterprise Risk Committee. During 2020, the Board and its Governance Committee reviewed the Board’s committee structure and, after considering the roles and responsibilities of each committee and their areas of responsibility, created a new committee, the Stakeholder and Enterprise Risk Committee, and disbanded the Strategy and Enterprise Risk Committee.  The responsibilities of the Strategy and Enterprise Risk Committee with respect to oversight of the Company’s strategy development and implementation were allocated to the full Board.

Each committee is composed solely of independent directors, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, meets regularly in executive session, annually evaluates its performance and has the authority to retain outside advisors. Annually, or more frequently, as needed, our Governance Committee reviews committee assignments and makes recommendations to the Board with respect to committee membership, taking into consideration each director’s qualifications and the desire to refresh committee membership. The primary responsibilities of each committee, as well as membership of each committee, as

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of the date of this Proxy Statement, are summarized below. Each committee is governed by a charter, which sets forth the applicable responsibilities for each committee. For more information, see the committee charters on the corporate governance section of our website at http://investor.abm.com/corporate-governance.cfm.

Audit Committee

Art A. Garcia, Chair Jill M. Golder Winifred M. Webb	Key Oversight Responsibilities

	•	Selection of independent auditor, including review of audit/nonaudit services provided
	•	Scope and results of the independent auditor’s audit
	•	Financial reporting activities and accounting standards/principles used
	•	Internal audit functions
	•	Disclosure controls and internal controls

The Board has determined that each member of the Audit Committee is financially literate and that Mr. Garcia, Ms. Golder and Ms. Webb each qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee met eight times in fiscal year 2020.

Compensation Committee

Thomas M. Gartland, Chair LeighAnne G. Baker Linda Chavez Donald F. Colleran	Key Oversight Responsibilities

	•	CEO compensation and evaluation
	•	Other non-CEO executives’ compensation
	•	Equity plan and awards
	•	Review of compensation structure
	•	Executive employment and severance agreements

The Compensation Committee met eight times in fiscal year 2020.

Governance Committee

Linda Chavez, Chair Thomas M. Gartland Sudhakar Kesavan	Key Oversight Responsibilities

	•	Director recruitment
	•	Corporate governance
	•	Board committee structure, membership and evaluations of Board and committees
	•	Director compensation
	•	Executive and Board Succession planning

The Governance Committee met nine times in fiscal year 2020.
Stakeholder and Enterprise Risk Committee

Winifred M. Webb, Chair LeighAnne G. Baker Donald F. Colleran Art A. Garcia	Key Oversight Responsibilities

	•	Social, environmental and public policy matters
	•	Review impact of business on key stakeholders
	•	Enterprise risk assessment
	•	Operational risks

The Stakeholder and Enterprise Risk Committee, formed in June 2020, met two times in fiscal year 2020.

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Board and Committee Attendance in Fiscal Year 2020

During fiscal year 2020, the Board held twelve meetings. Each then serving director attended 100% of the meetings of the Board and 100% of the committees on which he or she served during fiscal year 2020.

Our Board meets in executive session during each regularly scheduled Board meeting, with the Chairman of the Board presiding at such executive sessions, and may meet in executive session during specially called meetings.

Our directors attend our annual meetings of stockholders, absent a conflict or other extenuating circumstances. All of our then serving directors attended the 2020 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2020

ABM compensates non-employee directors through a combination of annual cash retainers, fees relating to chairing or serving on a committee, and equity grants. ABM also reimburses its directors for out-of-pocket expenses incurred in attending Board and Committee meetings. Equity awards to non-employee directors are granted under our stockholder-approved 2006 Equity Incentive Plan. The Governance Committee reviews the compensation of non-employee directors periodically and recommends changes to the Board whenever it deems appropriate. Semler Brossy Consulting Group, LLC (“Semler Brossy”), the Compensation Committee’s independent consultant, periodically provides information regarding non-employee director compensation to the Governance Committee. No changes were made to non-employee director compensation in fiscal year 2020.

2020 Non-Employee Director Compensation Elements

Compensation Element	2020 Compensation Program
Annual Board Cash Retainer	• $175,000 for Chairman of the Board • $80,000 for other non-employee directors
Annual Board Equity Retainer	• $175,000 for Chairman of the Board (vesting after one year from grant date) • $125,000 for other non-employee directors (vesting after one year from grant date)
Board and Committee Meeting Attendance Fees	None
Annual Chair Cash Fees	• $15,000 for Audit Chair • $10,000 for Compensation Chair • $7,500 for Governance Chair • $7,500 for Stakeholder and Enterprise Risk Chair
Annual Committee Member Retainer* *The Chairman of the Board does not receive a separate retainer for Committee memberships	• $20,000 for Audit members • $12,500 for Compensation members • $10,000 for Governance members • $10,000 for Stakeholder and Enterprise Risk members
Ad Hoc Committee Service or Investment of Significant Time Above and Beyond the Requirements of Board or Committee Service*	• $2,000 per day*
*The Chairman of the Board is not eligible to receive such payments	*No directors received any such payments in 2020

14     ABM Industries Incorporated 2021 Proxy Statement

2020 Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Name*	($)	($)	($)	($)
LeighAnne G. Baker	92,708	125,005	1,834	219,547
Linda Chavez	104,500	125,005	7,637	237,142
Donald F. Colleran	97,375	125,005	1,834	224,214
Art A. Garcia	118,750	125,005	7,211	250,966
Thomas M. Gartland	106,875	125,005	4,317	236,197
Jill M. Golder	95,000	125,005	2,469	222,474
Sudhakar Kesavan(4)	166,250	175,000	2,568	343,818
Filippo Passerini(5)	47,000	125,005	648	172,653
Winifred M. Webb	108,125	125,005	8,531	241,661

*Mr. Salmirs is a member of the Board and President and Chief Executive Officer of ABM. His compensation for fiscal year 2020 is reported in the Summary Compensation Table and other sections of this Proxy Statement. In fiscal year 2020, Mr. Salmirs did not receive any compensation for his service on the Board. Additionally, Mr. Allen did not join the Board until after the end of fiscal year 2020 and thus received no compensation for his service to the Board during that period.

(1)	Amount includes annual Board cash retainers and Committee cash fees.
(2)

The value of stock awards shown in the “Stock Awards” column is based on the grant date fair value computed in accordance with FASB ASC Topic No. 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price per share of the Company’s common stock on the date of grant of the equity award. A director who becomes a Board member following the date of the last held annual meeting of stockholders receives a prorated grant of restricted stock units (“RSUs”) based on the date that he or she joined the Board. In addition, each non-employee director who was expected to continue on the Board after the 2020 annual meeting of stockholders received an annual grant on January 6, 2020. For each then-current director, with the exception of Mr. Kesavan, the grant for 2020 on January 6, 2020 was 3,263 RSUs, which was calculated by dividing $125,000 by $38.31. For Mr. Kesavan, the grant for 2020 on January 6, 2020 was 4,568 RSUs, which was calculated by dividing $175,000 by $38.31. RSUs held by each director as of October 31, 2020, including RSUs that have been deferred under the Deferred Compensation Plan for Non-Employee Directors, were: Ms. Baker, 3,298; Ms. Chavez, 11,365; Mr. Colleran, 3,298; Mr. Garcia, 10,771; Mr. Gartland, 6,750; Ms. Golder, 3,298; Mr. Kesavan, 4,617; and Ms. Webb, 12,608.

(3)

Amounts shown include value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect to RSUs held by non-employee directors. DEUs are settled in Company stock when the underlying RSUs vest. Directors who defer RSUs under the ABM Deferred Compensation Plan for Non-Employee Directors do not receive DEUs on deferred RSUs until the underlying RSUs are paid out.

(4)	Chairman of the Board.
(5)	Mr. Passerini resigned from the Board on May 19, 2020.

Non-Employee Director Deferred Compensation Plan

Non-employee directors are eligible to participate in the ABM Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”). Plan participants may elect to defer receipt of all or any portion of their annual cash retainers and fees until they cease to be members of the Board, or to specified withdrawal dates (at least three years after their election), in accordance with the terms of the Director Deferred Compensation Plan. The amounts held in each director’s account are credited with interest quarterly at a rate based on the prime interest rate published in the Wall Street Journal on the last business day coinciding with or next preceding the valuation date. In addition, the Director Deferred Compensation Plan permits directors to defer the settlement of Director RSUs to a date later than the vesting date.

Director Stock Ownership Policy

Our Director Stock Ownership Policy requires directors to hold common stock (including unvested or deferred RSUs) having a value equivalent to five times his or her annual cash retainer within five years of becoming a director. Under this policy, directors who are not at their targeted stock ownership level within the five-year period must hold at least 50% of any net shares realized until they reach their target. “Net shares realized” means unrestricted shares acquired

ABM Industries Incorporated 2021 Proxy Statement     15

by a director under the 2006 Equity Incentive Plan or acquired pursuant to the exercise of an option, net of any shares sold to pay the exercise price. All directors are either at or above the targeted stock ownership levels or are still within the initial five-year period.

Pursuant to our anti-hedging and pledging policy, none of our directors is permitted to hedge or pledge shares of ABM’s common stock.

16     ABM Industries Incorporated 2021 Proxy Statement

EQUITY INCENTIVE PLAN
PROPOSAL 2—APPROVAL OF ABM INDUSTRIES INCORPORATED 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Proposed Equity and Incentive Compensation Plan
ABM 2021 Equity and Incentive Compensation Plan

ABM Industries Incorporated 2021 Proxy Statement     17

PROPOSAL 2—APPROVAL OF ABM INDUSTRIES INCORPORATED 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Overview

We are asking our stockholders to adopt and approve the ABM Industries Incorporated 2021 Equity and Incentive Compensation Plan (the “2021 Plan”) to continue our ability to provide to our non-employee directors, officers and other employees and certain consultants equity and cash incentive awards that reward their service and performance.

The number of shares authorized for issuance under the 2021 Plan, as proposed, is 3,975,000. The following is a summary of the Plan, which is qualified in its entirety by the complete text of the 2021 Plan attached as Appendix A to this Proxy Statement. To the extent the description below differs from the 2021 Plan text in Appendix A, the text of the 2021 Plan governs the terms and provisions of the 2021 Plan. Because Company directors and executive officers are eligible to receive awards under the 2021 Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

Our Board and Compensation Committee determined that the adoption of the 2021 Plan is necessary to reward the service and performance of our non-employee directors, officers and other employees and certain consultants. The Board believes that a long-term equity incentive program motivates and rewards our directors, executive officers and other key individuals for their contributions to our Company’s performance and serves to align long-term compensation with the performance of Company stock. Our Board recommends a vote for approval of the 2021 Plan because it will allow the Company to continue to use equity-based incentives and promote the goals of our compensation strategy. The 2021 Plan will only become effective subject to approval by our stockholders and, if it is not approved, the current ABM Industries Incorporated 2006 Equity Incentive Plan, as Amended and Restated on March 7, 2018 (the “predecessor plan”), will continue to remain in effect. If the 2021 Plan is approved by the Company’s stockholders at the Annual Meeting, no grants will be made under the predecessor plan thereafter, provided that outstanding awards granted under the predecessor plan will continue unaffected by such stockholder approval. If approved by the Company’s stockholders at this Annual Meeting, the 2021 Plan will be a new plan for the Company, the administration of which will be subject to the discretion of the Compensation Committee. As such, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future under such plan.

Key Data

The following table includes information regarding equity awards as of January 27, 2021 (including the equity awards under the predecessor plan). No further grants will be made under the predecessor plan as of January 27, 2021, unless stockholders do not approve the 2021 Plan.

As of January 27, 2021

Category	Shares
Predecessor plan shares currently available for issuance (no further grants under this plan unless stockholders do not approve the 2021 Plan)	1,349,989
Total shares underlying outstanding options and stock appreciation rights	59,722
Weighted average exercise price of outstanding options and stock appreciation rights	$13.43
Weighted average remaining term of outstanding options and stock appreciation rights	20.47 years
Total shares underlying outstanding full-value awards (e.g., RSUs, Performance Shares)	2,218,542
Record date common shares outstanding	67,078,471

18     ABM Industries Incorporated 2021 Proxy Statement

Important Features of the 2021 Plan

Plan Feature	Description
Reasonable Share Limits	If the 2021 Plan is approved, no more than 3,975,000 shares of common stock will be authorized for issuance.
Plan Term	If approved, no grant will be made under the 2021 Plan on or after the tenth anniversary of the date the plan goes into effect.
Minimum Vesting Provisions	Except as otherwise provided in the 2021 Plan, equity-based awards granted under the 2021 Plan will generally be subject to either a minimum vesting or minimum performance period of at least one year.
Limits on Non-Employee Director Compensation	The 2021 Plan provides an overall annual cap on the amount of compensation that may be granted to each non-employee director.
No Dividends on Unvested Awards	No dividends or dividend equivalents will be paid on awards until they are earned and/or vested.
No Repricing Without Stockholder Approval

Option rights and appreciation rights may not be amended to reduce their exercise or base price, as applicable, and may not be cancelled in exchange for cash, other awards, or option rights and appreciation rights with an exercise or base price, as applicable, that is less than the exercise or base price of the original option rights or appreciation rights without obtaining stockholder approval.

No Discounted Option Rights or Appreciation Rights	Option rights and appreciation rights may not be granted with an exercise or base price less than the fair market value of ABM common stock on the date of grant.
No “Evergreen” Provisions

The 2021 Plan authorizes the issuance of a fixed number of shares of common stock (subject to adjustment as provided therein). Stockholder approval will be required before any additional shares can be authorized for issuance under the 2021 Plan.

Clawback Protections

Pursuant to the terms of the 2021 Plan, awards will be subject to recovery or recoupment under circumstances set forth in any policy adopted by ABM and all applicable laws, government regulations and stock exchange listing requirements.

Plan Summary

The following summary is of the 2021 Plan and this summary describes the material features of the 2021 Plan. The purposes of the 2021 Plan are to promote the interests of the Company. ABM believes the 2021 Plan will further the interests of our stockholders by:

•	motivating and rewarding long-term strategic management that results in profitable growth and sustained stockholder value creation;
•	aligning employee and director interests with those of stockholders through encouraging stock ownership;
•	reinforcing a strong management team commitment to ABM’s long-term success;
•	providing meaningful long-term incentive award opportunity as part of a competitive total compensation program that enables ABM to attract and retain its key employees;
•	managing costs effectively through program design and administration guidelines in terms of accounting, tax, cash flow and stockholder dilution; and

ABM Industries Incorporated 2021 Proxy Statement     19

•	structuring grants to be responsive to changes in the Company’s business environment and compensation objectives.

The 2021 Plan will generally be administered by our Compensation Committee. Employees (including officers), directors and certain consultants of the Company and our affiliates are eligible to receive awards under the 2021 Plan. As of January 27, 2021, approximately 600 of the Company’s employees (including our officers), nine of our currently-serving non-employee directors, and approximately 25 of our consultants are eligible to participate in the 2021 Plan in connection with their provision of services to ABM.

The 2021 Plan consists of the following components: stock option rights, appreciation rights, restricted stock, restricted stock units (“RSUs”), cash incentives, performance shares, performance units and other awards. The Board recommends that our stockholders approve authorizing for issuance 3,975,000 shares of our common stock under the 2021 Plan.

Certain Limitations on Awards

Under the 2021 Plan, the aggregate number of shares relating to incentive stock options (as defined in the 2021 Plan) may not exceed 3,975,000 shares. Notwithstanding anything in the 2021 Plan to the contrary, no non-employee director may be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the grant date, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), of more than $750,000. The 2021 Plan provides that the aggregate number of shares available for issuance under the 2021 Plan will be reduced by one share for each share issued in settlement of any award. Subject to the terms of the 2021 Plan, if any award granted under the 2021 Plan is cancelled or forfeited, expires, is settled for cash, or is unearned, the common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available for issuance under the 2021 Plan. If, after the effective date of the 2021 Plan, any common stock subject to an award granted under the predecessor plan is forfeited, or an award granted under the predecessor plan is cancelled or forfeited, expires, is settled for cash, or is unearned, the common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2021 Plan.

Notwithstanding the foregoing, (i) shares of common stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an option right will not be added back to the aggregate number of shares of common stock available under the 2021 Plan; (ii) shares of common stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added back to the aggregate number of shares of common stock available under the 2021 Plan; (iii) shares of common stock subject to a share-settled appreciation right that are not actually issued in connection with the settlement of such appreciation right on the exercise thereof will not be added back to the aggregate number of shares of common stock available under the 2021 Plan; and (iv) shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of option rights will not be added back to the aggregate number of shares of common stock available under the 2021 Plan.  If a participant has elected to give up the right to receive cash compensation in exchange for shares based on fair market value, such shares will not count against the aggregate share limit of the 2021 Plan.

Awards may be granted under the 2021 Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, RSUs or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any subsidiary. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2021 Plan, and may account for common stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted for differences in stock prices in connection with the transaction. Any common stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company will not reduce the shares of common stock available for issuance or transfer under the 2021 Plan or otherwise count against the share limits contained in the 2021 Plan. In addition, no shares of common stock subject to an award that is granted by, or becomes an obligation of, the Company under the 2021 Plan, will be added to the aggregate share limit contained in the 2021 Plan pursuant to the share recycling provisions set forth in Section 3(b) of the Plan.

Awards granted under the 2021 Plan may provide for the payment of dividends or dividend equivalents (other than in connection with option rights and appreciation rights), payable in cash, shares, other securities or other property; provided, however, that such dividends or dividend equivalents will only be paid to the participant if the underlying award vests and/or is earned. Except to the extent provided in the 2021 Plan, no award will be transferable by the participant, except by will or the laws of descent and distribution.

20     ABM Industries Incorporated 2021 Proxy Statement

Minimum Vesting/Performance Period

Except in the case of substitute awards (as defined in the 2021 Plan) and cash incentive awards, awards granted under the 2021 Plan to participants will either be subject to a minimum vesting or minimum performance period, in the case of performance awards, of one year. Notwithstanding the foregoing, (i) the Compensation Committee may authorize acceleration of vesting of such awards in the event of the participant’s death, disability, termination of employment or service or the occurrence of a change in control (as defined in the 2021 Plan), (ii) the Compensation Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under the 2021 Plan, and (iii) with respect to awards granted to non-employee directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s stockholders and ending on the date of the next regular annual meeting of the Company’s stockholders (provided that, in no case, will the minimum vesting requirement be less than 50 weeks).

Eligible Participants

Under the 2021 Plan, the Compensation Committee may grant awards to the following persons providing services to the Company: (i) non-employee directors, (ii) officers or other employees of the Company or any subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the date of grant, or (iii) certain consultants as provided in the 2021 Plan.

Stock Option Rights

Stock option rights granted under the 2021 Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of our common stock on the date of grant. Each stock option will specify the vesting schedule, including any applicable management objectives (i.e., performance goals), and the option term may not extend for more than ten years after the date of grant. Each grant will specify the form of consideration to be paid in satisfaction of the exercise price, including (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of common stock owned by the optionee having a value at the time of exercise equal to the total exercise price, (iii) subject to any conditions or limitations established by the Compensation Committee, by the withholding of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Compensation Committee. Option rights may not provide for any dividends or dividend equivalents to be paid thereon.

Appreciation Rights

The 2021 Plan provides for the grant of appreciation rights. Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a share of common stock on the date of grant. Each appreciation right will specify the vesting schedule, including any applicable management objectives, and the term of an appreciation right may not extend more than ten years from the date of grant. An appreciation right may be paid in cash, shares of our common stock or any combination thereof. Appreciation rights may not provide for any dividends or dividend equivalents to be paid thereon.

Restricted Stock

Restricted stock may also be granted under the 2021 Plan. Restricted stock constitutes the transfer of ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to a substantial risk of forfeiture and restrictions on transfer for a period of time, each as determined by the Compensation Committee, or until certain management objectives specified by the Compensation Committee are achieved. Each grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant.

Dividends and other distributions paid on or in respect of any shares of restricted stock may be paid directly to the participant, or may be reinvested in additional shares of restricted stock, as determined by the Compensation Committee in its sole discretion, provided, however, that in all cases, such dividends and other distributions will be subject to the same restrictions on vesting, payment or otherwise as the underlying award.

ABM Industries Incorporated 2021 Proxy Statement     21

Restricted Stock Units

The 2021 Plan provides for the grant of RSUs. RSUs awarded under the 2021 Plan constitute an agreement by the Company to deliver shares of our common stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant.

During the applicable restriction period, the participant will have no ownership, transfer or voting rights in the shares of our common stock underlying the RSUs. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Compensation Committee; provided, however, that any dividend equivalents or other distributions on the shares of our common stock underlying the RSUs units will be deferred until and paid contingent upon the vesting of such RSUs.

Cash Incentive Awards, Performance Shares and Performance Units

Performance shares, performance units and cash incentive awards may also be granted to participants under the 2021 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of our common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards become payable to participants upon of the achievement of specified management objectives, and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant will specify the management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of our common stock, or any combination thereof. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of our common stock, provided that such dividend equivalents will be subject to deferral and payment on a contingent basis based on the earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The management objectives that may apply with respect to awards of performance shares, performance units, or cash incentive awards (or, when so determined by the Compensation Committee, option rights, appreciation rights, restricted stock, RSUs, dividend equivalents or other awards pursuant to the 2021 Plan) may include (but are not limited to): absolute or relative stockholder return; earnings per share; stock price; return on equity; return on invested capital; net earnings; income from continuing operations; related return ratios; cash flow; net earnings growth; earnings before interest, taxes, depreciation and amortization; gross or operating margins; operating profit; productivity ratios; expense targets; operating efficiency; market share; customer retention and/or satisfaction; safety; diversity; employee recruitment, engagement, retention and/or training; employee satisfaction; environmental performance or goals, working capital targets (including, but not limited to days sales outstanding); sales; return on assets; revenues; decrease in expenses; increase in funds from operations (“FFO”); and increase in FFO per share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the aforementioned management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Other Awards

Other awards may also be granted under the 2021 Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the 2021 Plan. Cash awards, as an element of or supplement to any other award granted under the 2021 Plan, may also be granted. Subject to the terms of the 2021 Plan, the Compensation Committee may authorize the grant of shares of common stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on other awards on a deferred and contingent basis, either

22     ABM Industries Incorporated 2021 Proxy Statement

in cash or in additional shares of common stock; provided, however, that dividend equivalents or other distributions on common stock underlying awards granted will be deferred until and paid contingent upon the earning and vesting of such awards. These awards will provide for vesting and other terms as deemed appropriate by the Compensation Committee and consistent with the terms of the 2021 Plan.

Adjustments; Change in Control

The Compensation Committee will make or provide for such adjustments in the number of and kind of common stock covered by outstanding awards granted under the 2021 Plan, in the exercise price and base price provided in outstanding option rights and appreciation rights, respectively, in cash incentive awards, and in other award terms, as the Compensation Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (1) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a change in control, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2021 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each option right or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. The Compensation Committee will also make or provide for such adjustments in the number of shares of common stock specified in the 2021 Plan as the Compensation Committee, in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described therein.

Amendment and Termination

Our Board of Directors generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment (i) would materially increase the benefits accruing to participants under the 2021 Plan, (ii) would materially increase the number of shares of our common stock which may be issued under the 2021 Plan, (iii) would materially modify the requirements for participation in the 2021 Plan, or (iv) must otherwise be approved by our stockholders in order to comply with applicable law or the rules, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Subject to the terms of the 2021 Plan, the Compensation Committee may amend the terms of any award, prospectively or retroactively. Except as otherwise provided in the 2021 Plan, no such amendment will materially impair the rights of any participant without his or her consent.  Further, if permitted by Section 409A of the Code, but subject to the terms of the 2021 Plan, to the extent a participant holds an option right or appreciation right not immediately exercisable in full, or any restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any cash incentive awards, performance shares or performance units which have not been fully earned, or any dividend equivalents or other awards made pursuant to the 2021 Plan subject to any vesting schedule or transfer restriction, or who holds common stock subject to any transfer restriction imposed under the 2021 Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such option right, appreciation right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2021 Plan at any time.  Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

Notwithstanding the foregoing or any provision of the 2021 Plan or an award agreement to the contrary, the Compensation Committee, may at any time (without the consent of participants), modify, amend, or terminate any or all of the provisions of the 2021 Plan or an award agreement to the extent necessary to conform the provisions of the 2021 Plan and/or the award agreement with Section 409A of the Code or any other provision of the federal income tax laws, regardless of whether such modification, amendment or termination of the 2021 Plan and/or award agreement shall adversely affect the rights of a participant, and to enable the 2021 Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

ABM Industries Incorporated 2021 Proxy Statement     23

No Repricing

Except in connection with a corporate transaction or event described in the 2021 Plan or in connection with a change in control, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding option rights or the base price of outstanding appreciation rights, or cancel outstanding “underwater” option rights or appreciation rights (including following a participant’s voluntary surrender of “underwater” option rights or appreciation rights) in exchange for cash, other awards or option rights or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original option rights or exercise price of the original appreciation rights, as applicable, without approval by the stockholders.

Withholding

To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2021 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit.  If a participant’s benefit is to be received in the form of common stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation Committee, the Company will withhold shares of common stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of common stock required to be delivered to the participant, shares of common stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of common stock held by such participant. The Compensation Committee may also provide for automatic and mandatory withholding of shares of common stock from an award by the Company in connection with the participant’s satisfaction of such obligations. The common stock used for tax or other withholding will be valued at an amount equal to the fair market value of such common stock on the date the benefit is to be included in participant’s income.  In no event will the fair market value of the common stock to be withheld and delivered exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Compensation Committee.

Clawback

Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant, either (i) during employment or other service with the Company or a subsidiary, or (ii) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable award agreement or such clawback policy. In addition, notwithstanding anything in the 2021 Plan to the contrary, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the common stock may be traded.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the United States federal income tax consequences applicable to our 2021 Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary, which is presented for the information of stockholders concerning how to vote on this proposal and not for 2021 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Incentive Stock Option Rights.  Options issued under the 2021 Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and the Company will not be entitled

24     ABM Industries Incorporated 2021 Proxy Statement

to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the optionee. If this holding period is satisfied, any gain or loss recognized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee generally will recognize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price limited, however, to the gain on sale. Any further gain (or loss) recognized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Company will generally not be entitled to a tax deduction with respect to capital gains recognized by the optionee. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Nonqualified Stock Option Rights and Appreciation Rights. An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation, taxable as income, only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the exercise price. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will recognize short-term or long-term capital gain (or loss) depending on the holding period.

Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received, upon the exercise of the stock appreciation right, the fair market value of the common stock received. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Unrestricted Stock and Other Stock-Based Awards. The tax consequences of receiving common stock pursuant to a stock award under our 2021 Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize compensation, taxable as ordinary income equal to the fair market value of the common stock received less any amount paid for common stock. The federal income tax consequences of other stock-based incentive awards will depend on how the awards are structured. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient recognizes ordinary income in connection with such awards.

Restricted Stock. A participant that receives a restricted stock award under the 2021 Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., no longer subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date (determined without regard to the restrictions). If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Generally, the Company, subject to any Section 162(m) limitation, will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will recognize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units.  A participant who receives restricted stock units will not recognize taxable income for federal income tax purposes, and the Company is not entitled to a deduction, at the time of grant. Rather, upon the settlement of units, the recipient of such units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid in settlement of the award of such units, and the Company generally, subject

ABM Industries Incorporated 2021 Proxy Statement     25

to any Section 162(m) limitation, will be entitled to a deduction equal to the amount of the ordinary income recognized by the recipient. If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Performance Awards. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize compensation, taxable as ordinary income, in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Company generally, subject to any Section 162(m) limitation, will be entitled to a tax deduction in the same amount.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” approval of the ABM Industries Incorporated 2021 Equity and Incentive Compensation Plan.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	2,180,257	(1)	$13.25	(2)	2,685,237	(3)

Equity compensation plans not approved by stockholders	0		n/a		0

TOTAL	2,180,257		$13.25		2,685,237

(1)	Includes 1,145,832, 944,703 and 89,722 shares that may be issued to settle outstanding RSUs, performance shares (at target) and options, respectively.
(2)	Weighted average exercise price of outstanding options only. RSUs and performance shares do not have an exercise price and, accordingly, are not included in this calculation.
(3)	Includes 2,086,078 shares available for grant under 2006 Plan and 599,159 shares available for issuance under the Employee Stock Purchase Plan.

26     ABM Industries Incorporated 2021 Proxy Statement

EXECUTIVE COMPENSATION
PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Philosophy and Practices
How We Compensated Our NEOs in 2020
Other Compensation and Governance-Related Matters
Compensation Committee Report
Additional Information About Executive Compensation
2020 Summary Compensation Table
Grants of Plan-Based Awards During Fiscal Year 2020
Outstanding Equity Awards at 2020 Fiscal Year-End
Option Exercises and Stock Vested in Fiscal Year 2020
Nonqualified Deferred Compensation in Fiscal Year 2020
Potential Benefits on Termination
Potential Payments upon Qualifying Terminations of Employment Following a Change-in-Control
Potential Payments upon Retirement
Potential Payments upon Termination without Cause
Potential Payments upon Death or Disability
CEO Pay Ratio

ABM Industries Incorporated 2021 Proxy Statement     27

PROPOSAL 3—ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

Proposal Summary

Pursuant to Item 402 of Regulation S-K, we are asking our stockholders to approve, on an advisory basis, the Company’s executive compensation policies and practices as described in the Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. At our 2011 and 2017 annual meetings of stockholders, our stockholders voted to conduct this advisory vote on an annual basis, which we will continue to do until the next vote on the frequency of holding our advisory say-on-pay votes in 2023.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the following resolution:

RESOLVED—that the stockholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2021 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Voting

Unless contrary instructions are received, the shares represented by a properly executed proxy will be voted “FOR” the preceding resolution. Your vote is advisory and so it will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The adoption of this proposal requires the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal, as more fully described under “Questions and Answers About the Proxy Materials and the 2021 Annual Meeting.”

28     ABM Industries Incorporated 2021 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers who are named in the Summary Compensation Table (collectively, our “NEOs”).

Our Compensation Committee (referred to as the “Committee” in this section of the Proxy Statement) oversees all aspects of our NEO compensation. In fiscal year 2020, ABM had significant organizational changes, including the recruitment and on-boarding of our Chief Strategy & Transformation Officer, the resignation and departure of our Chief Financial Officer, and the appointment of an interim Chief Financial Officer. Our NEOs for fiscal year 2020 are:

•	Scott Salmirs, President and Chief Executive Officer
•	D. Anthony Scaglione, Former Executive Vice President and Chief Financial Officer (through July 1, 2020)
•	Dean A. Chin, Interim Chief Financial Officer, Senior Vice President, Chief Accounting Officer and Corporate Controller (beginning July 1, 2020)
•	Joshua H. Feinberg, Executive Vice President and Chief Strategy and Transformation Officer
•	Scott J. Giacobbe, Executive Vice President and Chief Revenue Officer(1)
•	Rene Jacobsen, Executive Vice President and Chief Facilities Services Officer
(1)	Mr. Giacobbe was an Executive Officer for the entire 2020 fiscal year period and ceased to be an officer on November 1, 2020.

OUR COMPENSATION PHILOSOPHY AND PRACTICES

Compensation Philosophy

Our objective is to design an executive compensation program that encourages all of our leaders to produce strong financial results and create sustainable long-term value for our stockholders. To achieve this, we:

•

use evaluation criteria that include both internally measured performance (represented by our performance against our financial targets) and externally measured performance (represented by relative total stockholder return);

•	place significant weight on long-term equity compensation, thereby tying the total compensation of our executives to the achievement of sustained stockholder value creation; and
•	provide a mix of short-term annual cash incentive compensation and long-term performance-based equity compensation.

Best Practices

The following are some of the best practices we employ in our compensation program.

•	At-Will Employment. We do not have fixed-term employment agreements with our NEOs.
•

Clawback Policy.  Our recoupment policy extends to both cash incentive and equity compensation, and permits us to recover incentive compensation paid to executives in connection with a restatement of the Company’s financial statements or in cases where the executive’s conduct would permit the Company to terminate him or her for “cause.”

•	No Single-Trigger Change-in-Control Payments. We utilize double-trigger change-in-control provisions.
•	No Tax Gross-Ups. We do not have tax gross-ups.
•	No Hedging or Pledging. We prohibit hedging and pledging of Company stock.
•	Stock Ownership Guidelines and Retention Requirements. We require significant stock ownership and retention by our executive officers.

ABM Industries Incorporated 2021 Proxy Statement     29

•	Limited Perquisites. Our executive officers receive limited perquisites.
•	No Unearned Dividends or Dividend Equivalents. Our executive officers receive dividend equivalents on equity awards only to the extent that the awards are earned.

Fiscal 2020 Overview Impact on Executive Compensation

While fiscal year 2020 has been uniquely challenging, the Board and management team focused on responding appropriately to the business impacts of the pandemic while maintaining our philosophy of pay-for-performance in the midst of significant and unprecedented challenges.

COVID-19 Impacts

•       Revolver fully drawn down in March 2020, adding $300 million to balance sheet.

•       Financial guidance withdrawn in March 2020, for duration of fiscal year.

•       Credit Facility amended in May 2020, to provide maximum flexibility.

•       Resignation of our Chief Financial Officer in June 2020, and appointment of an interim Chief Financial Officer in July 2020.

•       Vast majority of the Company’s clients in all highly diversified end-markets (such as aviation, commercial real estate, and education) were, and remain, in various states of disruption.

•       Management focus pivoted to maintaining liquidity, managing and redeploying labor, and aggressive management of cash collections.

•       Launch of EnhancedClean services, providing peace of mind to clients through studied protocols and practices.

•       Executive leadership team, including our NEOs, reduced their base salaries by 20%, from May 1, 2020, through July 31, 2020, while our non-executive directors reduced their cash retainers by 20% and key management employees reduced their base salaries by 10% for the same period.

•       Company's 401(k) matching program suspended effective June 1, 2020, through the end of calendar year 2020.

2020 Company Performance

•       Proactively tackled the needs of our employees and clients throughout the pandemic by aggressively procuring personal protective equipment and supply chain necessities, developing EnhancedClean products guided by an external expert-led advisory council, transitioning to virtual and remote work-from-home operations for administrative staff where possible, and enhancing safety training and protocols.

•       In spite of the pandemic, ABM achieved record new sales in 2020 of $1.2 billion.

•       COVID-related activities, including our proprietary, EnhancedClean Program bookings totaled $300 million.

•       ABM met and exceeded our 5-year long-term strategy goals, with significant growth from 2015, achieving 6% adjusted EBITDA margin(1).

(1)	“Adjusted EBITDA margin” is defined as adjusted EBITDA divided by revenue. A reconciliation of net income to adjusted EBITDA is set forth in Appendix B.

30     ABM Industries Incorporated 2021 Proxy Statement

Pay Governance and Philosophy

•       Provide compensation plans with a significant portion of the total pay at-risk in short- and long-term incentives and a greater emphasis on the long-term plans, and payouts based on achievements of financial and non-financial objectives.

•       Maintain policies that promote good governance and serve the interests of our stockholders, including policies on anti-pledging, anti-hedging, insider trading, stock ownership guidelines for executives and clawbacks.

•       Follow best practices such as maximum caps on our short- and long-term incentive plans, a combination of relative and absolute performance metrics in our performance share program, multi-year vesting of our time-based stock awards, and no guaranteed base salary increases.

•       Stockholders vote on say-on-pay on an annual basis, with a proven track record of investor support of executive compensation plans.

•       Pay programs align our executives' compensation with strategic goals while motivating and retaining executives critical to our future success and long-term performance.

•       Significant portion of our executives' compensation is at-risk, with approximately 91% of our CEO's compensation and approximately 81% of our other NEO's compensation tied to short- and long-term incentive plans.

•       Pay levels are set commensurate with performance and intended to attract and retain high quality executive talent, with our total target pay aligning with our peer median.

•       Committee engages an independent compensation consultant to advise on internal pay equity among executives, pay-for-performance alignment and external market competitiveness, including peer analyses.

NEO 2020 & 2021 Pay

•       Base salaries reflect each NEO's role, responsibility, experience, individual performance and market conditions, without automatic or guaranteed increases. There were no base salary increases in 2020 or 2021 for our NEOs.

•       Annual long-term equity incentives awarded in January 2020, with majority (75%) in three-year performance-based shares tied to adjusted EBITDA, organic revenue, and return on invested capital, along with a relative-TSR modifier on a scale of 80% to 120% of target. The remainder (25%) are in time-based RSUs, with both awards earned over a three-year period.

•       In July 2020, the Committee awarded one-time time-based RSUs to approximately 175 of our key management leaders to stabilize leadership and provide motivation during a time of significant uncertainty. Given the Company’s withdrawal of financial guidance for the duration of fiscal year 2020, the Committee determined that selecting and setting performance metrics was not possible or appropriate. These one-time awards have a two-year time-based vesting schedule. The Committee views these awards as a singular one-time action reflecting the truly unique circumstances of 2020.

•       Corporate goals under the Company’s annual cash incentive program were achieved at maximum payout for adjusted net income, below threshold payout for revenue, and at maximum payout for safety, each based on performance targets set prior to the onset of the COVID-19 pandemic. With personal objectives under the cash incentive program measured at target performance, the corporate goal achievements indicated a cash bonus payout of 125% of target for the NEOs. However, the NEOs voluntarily forfeited their personal objectives payouts, which represented 15% of the award, for reduced cash bonus payouts of 109.7% of target.

•       CEO's cash bonus was further reduced to 100% by the independent directors on the Board at the request of the CEO, in recognition of the wide-ranging impacts of the COVID-19 pandemic, including difficult cost-saving measures implemented throughout the Company.

•       Cash bonuses for cash incentive program-eligible employees below the executive officers were paid as earned without any reductions.

ABM Industries Incorporated 2021 Proxy Statement     31

•       Our 2018-2020 Performance Share Program for NEOs, which commenced with the 2018 fiscal year, used performance metrics comprised of Adjusted EBITDA, organic revenue and ROIC, and covered a performance period from November 1, 2017 through October 31, 2020. Achievement under the 2018-2020 Performance Share Program metrics resulted in a payout at 90% of target. Additionally, the Company ranked in the 54th percentile of S&P SmallCap 600 Index companies, resulting in a payout under the 2018–2020 TSR-based Performance Share Program of 108% of target.

•       No adjustments were made to the metrics that would increase payouts of the Cash Incentive or Performance Share Plans, despite challenges encountered by the COVID-19 pandemic.

Why you should support Say-on-Pay Proposal

•       ABM was resilient and adapted to the changing business environment as a result of the COVID-19 pandemic and continued to achieve strong performance in fiscal year 2020 and build long-term stockholder value.

•       Our 2020 incentive payouts were aligned with Company performance, emphasized incentives to achieve our strategic goals over the long-term, and, in the case of the 2020 annual cash incentive, was reduced to avoid any potential windfall for executives in a challenging economic environment.

•       We are committed to pay programs that motivate and retain a high-quality management team focused on ABM's strategy execution and navigation through the challenging COVID-19 environment to continue to deliver stockholder value.

Pay-for-Performance Alignment

The following graph provides a historical realizable pay-for-performance review for our NEOs for three-year pay and performance cycles, beginning with 2008-2010 and ending with 2017-2019. As illustrated below, while both realizable pay and relative performance have varied, the Company has maintained pay generally at or below the median of the competitive market.

In light of the unusual impact of the pandemic, the Committee evaluated all actions in the context of the Committee’s on-going commitment to pay-for-performance. The goal was to maintain the integrity of all performance-based programs in progress, while recognizing the significant impact of COVID-19-related market conditions on management team stability and continuity.

32     ABM Industries Incorporated 2021 Proxy Statement

Alignment of Pay and Performance - Ten Most Recent Cycles

ABM Relative Pay-for-Performance
Historical Results (Ten Most Recent Cycles)
Potential misalignment:
Low performance/ high pay
Potential misalignment:
High performance/ low pay
Compensation %ile
3-Yr NEO Realizable Pay
TSR Performance %ile
100%
75%
50%
25%
0%
0%
25%
50%
75%
100%
'17-'19
'15-'17
'12-'14
'14-'16
'08-'10
'13-'15
'16-'18
'09-'11
'11-'13
'10-'12

Fiscal Year 2019 “Say-on-Pay” Vote Results

In March 2020, our say-on-pay proposal was approved by over 98% of the votes cast by our stockholders. The Committee and management are committed to continually strengthening our pay-for-performance correlation, as well as the overall design of our executive compensation program to support driving the right behaviors for sustainable success, aligning with best practices in corporate governance and reflecting the interests of our stockholders and stakeholders. The Committee and management use the annual say-on-pay vote as a guidepost for stockholder perspective.

Role of the Compensation Committee

The Committee is responsible for the design of the Company’s executive compensation program, and for reviewing the overall effectiveness of our executive compensation program to ensure the design achieves our objectives. The Committee:

•	approves CEO annual performance objectives and performance achievement;
•	approves our compensation market analysis process, as well as the companies used for compensation and design comparison purposes;
•	approves performance metrics for our annual and long-term incentive compensation programs;
•	approves non-CEO executive officer compensation, based on recommendations from the CEO; and
•	performs an annual evaluation of risk as it pertains to our Company-wide incentive compensation plans and programs.

Based on the Committee’s assessment of the CEO’s performance achievement against his performance objectives, the Committee recommends CEO compensation to the independent members of our Board. This recommendation includes base pay levels, cash incentive compensation and equity awards. All elements of CEO pay are approved by the independent members of our Board.

ABM Industries Incorporated 2021 Proxy Statement     33

The Committee generally has the authority to delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate and in the best interests of the Company. The Committee also generally has the authority to delegate such powers and authority as it may determine to be appropriate.

Role of Compensation Consultants

The Committee continued to engage Semler Brossy in fiscal year 2020 to serve as its independent compensation consultant. The Committee takes into consideration the advice of Semler Brossy to inform its decision-making process and has sole authority for retaining and terminating its consultant, as well as approving the terms of engagement, including fees. Services provided by Semler Brossy to the Committee relating to executive compensation in fiscal year 2020 included: attended Committee meetings to present and offer independent recommendations, insights and perspectives on executive compensation matters; assessed our Compensation Comparator Group (“CCG”) used for compensation decisions; assessed how our executive compensation program aligns with pay for performance; reviewed targeted pay levels and the mix of principal compensation components for the CEO and other NEOs; advised on annual and long-term incentive design and plan structure, performance goals, award opportunities and vesting conditions; and updated the Committee on emerging trends and best practices in the area of executive compensation.  The Committee meets multiple times throughout the year with the compensation consultant in executive session without management present. Semler Brossy works for the Committee and, with the approval of the Committee, has also provided services to the Governance Committee in connection with director compensation matters. Semler Brossy does not provide any other services to the Company. The Committee has determined Semler Brossy to be independent from management and that its engagement did not present any conflicts of interest.

The Company’s management retains Willis Towers Watson as its primary compensation consultant to advise on program design, apprise management of evolving practices and trends, and perform other consulting services as needed. The Committee also considered the independence of Willis Towers Watson under applicable rules of the New York Stock Exchange. From time to time, the Committee may engage other consultants and advisors in connection with various compensation and benefits matters.

Use of Market Data and Our Compensation Comparator Group

The Committee uses compensation at our comparator group as one of its tools in connection with its assessment of our executive compensation programs and levels of compensation. Working with Semler Brossy, the Committee regularly reviews the various criteria by which it selects the Company’s CCG. Companies in our CCG are generally selected with reference to the following criteria:

•	companies, like ABM, that provide business-to-business services, such as outsourcing, logistics management, food service, staffing, and cleaning;
•	companies in other industries that have a high ratio of employees to revenue or market capitalization; and
•	companies that generate annual revenue comparable to ABM.

The Committee’s decisions relating to NEO pay are informed by its review of the compensation practices reported in the proxy statements filed by the companies in the CCG. The Committee believes that this proxy data provides a reasonable indicator of total compensation paid by companies that recruit executives with skill sets similar to those which we seek in our executives. Compensation for our executives is typically managed within the ranges of compensation paid by companies in the CCG. While the Committee normally references the CCG median (50th percentile) for each compensation element, the Committee uses its judgment to determine pay levels necessary to pay for performance and attract and retain executive talent. The Committee places significant weight on individual job performance, experience, compensation history, future potential, internal comparisons, affordability, retention risk, and in the case of executives other than the CEO, the CEO’s recommendations.

34     ABM Industries Incorporated 2021 Proxy Statement

2020 COMPENSATION COMPARATOR GROUP
Aramark Corporation ArcBest Corporation The Brink’s Company C. H. Robinson Worldwide, Inc. Cintas Corporation Comfort Systems USA, Inc. Emcor Group, Inc.	Healthcare Services Group, Inc. Insperity, Inc. Iron Mountain Inc. J.B. Hunt Transport Services, Inc. Kelly Services, Inc. Republic Services, Inc. Robert Half International, Inc.	ServiceMaster Global Holdings, Inc. SP Plus Corporation Stericycle, Inc. TrueBlue, Inc. United Rentals, Inc. Werner Enterprises, Inc.

In October 2019, the Committee reviewed the CCG and added Comfort Systems USA, Inc. for fiscal year 2020. Convergys Corporation was removed from the Company’s 2020 CCG, as it had been acquired and its business and financial profile no longer align with those of ABM.

Elements of Compensation

The material components of our executive compensation program and their purposes and characteristics are summarized below.

Pay Element	Description and Purpose	Link to Business and Strategy
Base salary – payable in cash	• Designed to recognize individual responsibilities, performance, leadership skills and time in role	• Competitive base pay to help attract and retain strong executive talent
	• Annual review and adjustment, if appropriate	• Increases are not automatic or guaranteed
Annual short-term incentives – payable in cash	• Variable compensation measured by performance against annually established financial and individual performance targets	• Design of short-term incentives is evaluated annually for alignment with Company strategy
• Designed to reward annual performance related to key financial and operational measures
Long-term incentives – structured as equity awards, settled in Company stock	• Variable, at-risk compensation that consists of a mix of performance-based and time-based vested equity awards	• Designed to link incentives to long-term stockholder value creation and retention
	• Equity award mix and design of performance metrics reviewed annually	• Programs are evaluated annually for alignment with Company strategy and actual performance

Using the elements of compensation described above, we structure our program in a way that places a significant portion of our executives’ compensation at risk. At-risk compensation includes: annual cash incentive compensation (“Bonus”) which is tied to annual financial, safety and individual performance measures; performance-based equity awards which are paid only if performance metrics established at the beginning of the three-year performance period are met (“PSs”); and time-based equity awards (together with PSs, “LTIs”). As reflected in the charts below, approximately 91% of our CEO’s compensation is at risk. Approximately 81% of our other NEOs’ compensation is at risk.

ABM Industries Incorporated 2021 Proxy Statement     35

CEO Compensation	Other NEO Compensation

HOW WE COMPENSATED OUR NEOS IN 2020

2020 Base Salary

The Committee reviews total compensation, including base salaries, for executives in the first quarter of each fiscal year, and as needed, in connection with recruitment, promotions or other changes in responsibilities. Base salary amounts affect potential annual cash performance incentive payments and equity award grant amounts, since these other compensation elements are based on a percentage of base salary. The following table shows each NEO’s 2019 and 2020 base salaries as of January 1 of each fiscal year. The base salaries for our NEOs are reviewed annually when the Committee reviews its compensation benchmark information. Annual changes in base salary typically become effective on January 1. In light of the pandemic, the NEOs took voluntary pay reductions of 20% from May 1, 2020 through July 31, 2020, as part of the Company’s overall cost-saving measures.

Named Executive Officer	2019 Annual Base Salary	2020 Annual Base Salary(1)
Scott Salmirs	$990,000	$990,000
D. Anthony Scaglione	$550,000	$550,000
Dean A. Chin	$381,608	$391,100	(2)
Joshua H. Feinberg	--	$550,000
Scott J. Giacobbe	$550,000	$550,000
Rene Jacobsen	$550,000	$550,000
(1)	Voluntary 20% salary reduction not reflected in annualized base salary rates above.
(2)	Mr. Chin received an increase prior to his assumption of the Interim Chief Financial Officer role.

2020 Annual Cash Incentive Compensation

Each year, the Committee reviews the Company’s strategic and financial plan and key business objectives to align the annual cash incentive program (“CIP”) with the achievement of the Company’s goals. The metrics in the CIP have been selected to focus on driving sustainable, long-term value for our stockholders, as demonstrated by financial, safety and strategic goal achievement.

The Committee reviews the design, metrics and performance level requirements for the CIP annually, establishes the relative weightings of Financial Objectives, Safety Objectives and Personal Objectives for the CEO and all NEOs at the beginning of the year, and evaluates performance achieved against the objectives to determine cash payouts earned under the CIP.

36     ABM Industries Incorporated 2021 Proxy Statement

Each of our NEOs was eligible to earn an annual cash incentive award under the CIP in fiscal year 2020, and the Committee evaluated both performance against metrics set at the beginning of the fiscal year as well as the impact of COVID-19 in determining payouts on such metrics. As stated above, the Committee determined not to make any COVID-19 pandemic related adjustments to Company performance metrics under the 2020 CIP.

2020 Financial and Safety Objectives for the CIP

For 2020, the Committee set Financial Objectives to recognize top-line growth and bottom-line profitability, with potential for negative adjustment to ensure acceptable margin. The Committee also set 2020 Safety Objectives to foster continued improvement on key measures of workplace safety.

2020 Personal Objectives for the CIP

In December 2019, the Committee determined that 15% of the cash incentive award opportunity under the CIP for our NEOs would be based on the achievement of Personal Objectives. The Committee established Personal Objectives for the CEO in consultation with our full Board that aligned with the Company’s most critical strategic priorities for the year. The CEO also worked with each other NEO to establish Personal Objectives for each such NEO aligned to his or her most critical priorities for the year and that reflect the unique role of each NEO.

In June 2020, the individual Personal Objectives for the CEO and each of the NEOs were replaced with four shared critical priorities, reflecting rapidly changing business priorities and the extraordinary and fluid circumstances emerging as a result of the pandemic. These changes where adopted to ensure that our executive officers remained focused on the well-being of our employees, clients, and the communities in which we operate; maintaining liquidity; and continuing to pursue ABM’s long-term strategy.

Collective NEOs Objectives adjusted for COVID-19 for Fiscal Year 2020

Weight	Goals
25%	ABM Way: Lead the organization through COVID-19 crisis
25%	Grow ABM: Take appropriate actions to ensure financial viability through the COVID-19 crisis
25%	Crisis Focused: Focus on client experience by anticipating their needs, delivering on our promises, and enhancing our offerings
25%	Win With Talent: Effectively manage team member programs, experience and impacts related to the COVID-19 crisis

Bonus Targets and CIP Performance Objectives Weighting

Each NEO’s potential CIP award was expressed as a percentage of his or her base salary, including threshold, target and maximum percentages.

ABM Industries Incorporated 2021 Proxy Statement     37

The target bonus potential for each NEO and relative weights for each Performance Objective of the CIP are set forth in the following table. Payout can range from zero to 192.5% of target.

2020 Annual Cash Incentive Program Bonus Targets and Weighting
		Performance Objectives Weighting
	Target Bonus as Percentage of Salary(1)	Financial Objectives Corporate	Safety Objectives	Personal Objectives
Named Executive Officer
Scott Salmirs	125%	75%	10%	15%
D. Anthony Scaglione(2)	100%	75%	10%	15%
Dean A. Chin	50%	75%	10%	15%
Joshua H. Feinberg	100%	75%	10%	15%
Scott J. Giacobbe	100%	75%	10%	15%
Rene Jacobsen	100%	75%	10%	15%
(1)	Represents each NEO’s target cash incentive compensation opportunity, expressed as a percentage of his or her base salary on October 31, 2020.
(2)	Mr. Scaglione resigned his position and departed from the Company effective July 1, 2020, and, as a result, ceased his participation in the 2020 CIP on such date.

Funding Levels and Payouts Under CIP for NEOs in 2020

The Company’s financial and safety performance in 2020 resulted in a combined funding level for Financial Objectives and Safety Objectives above target, with Adjusted Income from Continuing Operations and Safety achieved at maximum payout and Revenue achieved at below threshold for payout. In combination, Financial Objectives and Safety Objectives are used to determine 85% of the annual CIP opportunity for the NEOs, and Personal Objectives are used to determine 15% of the annual CIP opportunity for the NEOs.

If the NEOs’ Personal Objectives were determined to have been achieved at target, the overall CIP payouts for the NEOs would have been at 125% of target. However, despite the NEOs’ strong leadership, guidance and delivery against their updated collective Personal Objectives, in light of the wide-ranging impacts of the COVID-19 pandemic, the Committee accepted the NEO’s voluntary forfeiture of the 15% Personal Objectives portion of each of their CIP payouts and applied negative discretion, resulting in reduced payouts of 109.7% of target.

2020 Funding Levels and Payouts Achieved For NEOs

Financial & Safety Objectives (85%)	Target	Actual	Actual vs. Target	Payout
Adjusted Income from Continuing Operations(1) (45% weighting)	$134.9m	$163.5m	121%	200%
Revenue (30% weighting)	$6.490b	$5.988b	92%	0%
Safety Objectives(2) (10% weighting)	--	--	--	200%
Personal Objectives				Total CIP Payout
Potential Overall CIP Payout with Personal Objectives (15%) Achieved at Target	--	--	--	125%
Actual Overall CIP Payout with Personal Objectives (15%) Forfeited	--	--	--	109.7%
(1)	A reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations is set forth in Appendix B.
(2)

Comprised of numerous metrics achievement, including but not limited to pre-determined improvement metrics with respect to workers’ compensation, general, aviation and auto liability claims frequency, and leadership visitation and

38     ABM Industries Incorporated 2021 Proxy Statement

action with regard to safety that resulted in a funding level of 200%.  Leadership visitation targets were measured based on actual achievement on a pro-rated basis thru the suspension of all non-essential travel beginning February 2020.

Final Payouts Under CIP for CEO in 2020

Mr. Salmirs was subject to the same Financial, Safety and Personal Objectives targets and weightings as all NEOs for fiscal year 2020.  In assessing Mr. Salmirs annual performance and determining appropriate CIP payout, the Committee annually considers Mr. Salmirs’ performance against his Personal Objectives, in a process that involves discussions with all of the independent Board members.

For fiscal year 2020, the Committee and the independent board members determined that Mr. Salmirs delivered critical leadership and perseverance during the challenges posed by COVID-19, guiding the Company to extraordinary results that enhanced the long-term interests of our stockholders and stakeholders.

Notwithstanding that determination, in light of the wide-ranging impacts of the COVID-19 pandemic, including difficult cost-saving measures throughout the Company, the independent members of the Board accepted Mr. Salmirs' request to reduce his overall CIP payout for 2020 to no more than target, or 100%, a deeper reduction than applied to the other NEOs.

For the amounts paid to the NEOs under the 2020 CIP, see the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Annual Equity Awards

The Committee believes that a long-term incentive program motivates and rewards our executive officers for their contributions to our Company’s performance and serves to align long-term compensation with the performance of Company stock. In fiscal year 2020, the Committee approved a long-term compensation program for NEOs which included equity awards allocated among (i) time-based RSUs (25% of total equity grant at target), which typically vest over a three-year period, and (ii) PSs with a TSR-modifier (“TSR-Modified Performance Shares”) (75% of total equity grant at target), which are based on Company financial metrics, including Adjusted EBITDA, organic revenue and return on invested capital (“ROIC”) (the definitions for such metrics are set forth in Appendix B). Such TSR-Modified Performance Shares vest after a three-year period and will be modified on a scale of 80% to 120% of target award upon vesting by comparing the Company’s TSR performance relative to the S&P Composite 1500 Commercial Services & Supplies Index over a three-year performance period from November 1, 2019, to October 31, 2022.

The Committee considers market data and the mix of compensation at risk when establishing the long-term incentive opportunity for each NEO. Generally, the Committee approves an equity award at a specific dollar value for each recipient based on a multiple of the recipient’s base salary. The dollar value of the award is determined after taking into consideration various factors, including a market analysis prepared by Semler Brossy and the overall mix of performance-based compensation. The Committee believes that a meaningful portion of equity compensation should be performance-based.

One-Time Restricted Stock Unit Awards

When it became clear that the COVID-19 pandemic would have global macroeconomic effects, on March 24, 2020, the Company elected to fully draw on its remaining revolving line of credit, adding approximately $300 million of capacity to its balance sheet. Additionally, in March 2020, the ABM management team pivoted its key focuses to maintaining liquidity, managing and redeploying labor, and aggressive management of cash collections. On March 26, 2020, the Company withdrew its previously issued fiscal year 2020 guidance outlook for the remaining duration of the fiscal year.  On May 28, 2020, the Company completed an amendment to its senior, secured credit agreement to, among other things, increase the maximum permitted total net leverage.

As noted above, base salaries for the NEOs were reduced by 20% effective May 1, 2020,until July 31, 2020, and effective June 1, 2020, the Company’s 401(k) Plan matching contributions were suspended through the remainder of calendar year 2020.  On June 15, 2020, D. Anthony Scaglione, the Chief Financial Officer of the Company, notified the Company that he would be departing the Company, effective on July 1, 2020.

Following a series of meetings of both the Board and the Committee in April, May, June and July, on July 14, 2020, the Committee approved special one-time RSU awards to approximately 175 key leaders, in order to stabilize and motivate

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the true drivers of ABM’s success. The recipients of these awards are critical to continued business stewardship and stockholder value creation during this unprecedented time. In addition to the other recipients, Mr. Salmirs, Mr. Jacobsen, Mr. Chin and Mr. Giacobbe received such one-time awards.

These RSUs vest over a two-year period and require continued employment to be earned. At the time of the grants, the Board and Committee were focused on stabilizing key employees for the critical upcoming 24-month period as the Company continues to navigate through the pandemic. The Board and the Committee also determined that selecting and setting performance metrics was not possible or appropriate in the volatile environment, particularly given that the vast majority of the Company’s clients in all highly diversified end-markets (such as aviation, commercial real estate, and education) were, and remain, in various states of disruption.  This resulted in an historic lack of visibility to both revenue and profit, which led to the Company’s withdrawal of financial guidance for the duration of fiscal year 2020. The Committee views these awards as a singular one-time action reflecting the truly unique circumstances of 2020 and granted in a period of significant uncertainty. The Committee also affirmed at the time of the one-time grants that they would make no adjustments to performance metrics for outstanding long-term incentive awards.

Fiscal Year 2020 Equity Awards*
	2020-2022 TSR-Modified Performance Shares		2020 Annual RSU		One-Time Special RSU
Named Executive Officer	Number Granted (at target)	Grant Date Value per Share ($)	Number Granted	Grant Date Value per Share ($)	Number Granted		Grant Date Value per Share ($)	Aggregate Value of Equity Awards (at target) ($)
Scott Salmirs	80,708	41.40	28,764	38.72	97,846		33.90	7,772,033
D. Anthony Scaglione(1)	24,910	41.40	8,878	38.72	--		--	1,375,030
Dean A. Chin	4,149	41.40	1,479	38.72	7,227		33.90	474,031
Joshua H. Feinberg	19,928	41.40	7,102	38.72	39,746	(2)	37.74	2,600,023
Scott J. Giacobbe(3)	19,928	41.40	7,102	38.72	27,168		33.90	2,021,004
Rene Jacobsen	14,946	41.40	5,327	38.72	17,492		33.90	1,418,005

*

The Company does not publicly disclose its specific targets applicable to equity compensation programs until after the performance period is over, including specific target goals for financial metrics comprised of Adjusted EBITDA, organic revenue and ROIC due to potential competitive harm. The Committee has set performance goals that it believes are challenging, but attainable, with significant effort on the part of the Company.  For additional information on our NEOs’ fiscal year 2020 equity awards, please see “Grants of Plan-Based Awards During Fiscal Year 2020.”

(1)	Mr. Scaglione forfeited all such awards upon his voluntary departure from the Company effective July 1, 2020. He did not receive the one-time RSU awards granted in July 2020.
(2)	In the case of Mr. Feinberg, the RSUs granted in the One-Time Special RSU column reflect his sign-on grant made as of December 23, 2019.
(3)	Upon Mr. Giacobbe’s termination from the Company on January 15, 2021, he forfeited the unvested portions of such equity awards under the terms of such awards.

2018-2020 Performance Share Programs Overview

In the 2018 fiscal year, we granted two types of PS awards to our executive officers: (i) PS awards that were earned, if at all, based on the achievement of relative TSR goals and (ii) PS awards that were earned, if at all, based on the achievement of financial metrics, in each case, over a three-year performance period as described in our proxy statement filed on February 7, 2018, and that were earned as detailed below following the end of the performance period.

Results of 2018–2020 Performance Share Program

Our 2018-2020 Performance Share Program for NEOs, which commenced with the 2018 fiscal year, used performance metrics comprised of Adjusted EBITDA, organic revenue and ROIC, and covered a performance period from November 1, 2017 through October 31, 2020. As described above, the Committee determined not to make any adjustments to the performance metrics applicable to the 2018-2020 PS awards related to COVID-19 pandemic effects on the Company’s performance. Award funding for this 2018-2020 Performance Share Program is set forth in the following table.

40     ABM Industries Incorporated 2021 Proxy Statement

% Achievement	Award Funding %
≥ 135	200
≥ 125	150
≥ 115	125
≥ 95 - 105	100
≥ 90	85
≥ 75	50
< 75	0

The following table summarizes the results under the 2018-2020 Performance Share Program.

Results of 2018-2020 Performance Share Program

	Weighting	Goal	Actual	% Achievement	% Payout	Weighted Payout
Adjusted EBITDA(1)	60%	$409.0m	$361.9m	89%	82%	49%
Organic Revenue(2)	20%	$6.960b	$5.988b	86%	76%	15%
ROIC(3)	20%	6.2%	7.2%	116%	128%	26%
Award Payout						90%
(1)	A reconciliation of Net Income to Adjusted EBITDA is set forth in Appendix B.
(2)	For the performance period for the 2018-2020 Performance Shares, Organic Revenue was equal to the Company’s revenue for fiscal year 2020.
(3)	A definition of ROIC is set forth in Appendix B.

Named Executive Officer	2018-2020 Performance Shares (Target)	2018-2020 Performance Shares (Earned)(1)
Scott Salmirs	57,047	48,646
D. Anthony Scaglione(2)	18,911	0
Dean A. Chin	4,473	3,814
Joshua H. Feinberg(3)	0	0
Scott J. Giacobbe	15,845	13,512
Rene Jacobsen	14,404	12,283
(1)	Includes dividend equivalent units paid on earned shares as of January 10, 2021.
(2)	Mr. Scaglione forfeited his 2018-2020 Performance Share grant upon his voluntary departure from the Company on July 1, 2020.
(3)	Mr. Feinberg became an employee in November 2019 and as such did not receive a 2018-2020 Performance Share grant.

Results of 2018–2020 TSR-Based Performance Share Program

Under the 2018–2020 TSR-based Performance Share Program (the “2018-2020 TSR-PSP”), the measurement period was a three-year period commencing on November 1, 2017 and ending on October 31, 2020, with achievement under the 2018-2020 TSR-PSP being measured by reference to the S&P SmallCap 600 Index.

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Award funding for the 2018-2020 TSR-PSP is set forth below.

2018-2020 TSR Performance Share Table
	ABM Three-Year Percentile Ranking	Shares Earned (as % of Target)
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	150%

The Company ranked in the 54th percentile of S&P SmallCap 600 Index companies, resulting in a payout under the 2018–2020 TSR PSP of 108% of target.

Named Executive Officer	2018-2020 TSR Performance Shares (Target)	2018-2020 TSR Performance Shares (Earned)(1)
Scott Salmirs	28,010	28,662
D. Anthony Scaglione(2)	9,286	0
Dean A. Chin	2,196	2,247
Joshua H. Feinberg(3)	0	0
Scott J. Giacobbe	7,779	7961
Rene Jacobsen	3,536	3,618
(1)	Includes dividend equivalent units accrued on earned shares as of January 10, 2021.
(2)	Mr. Scaglione forfeited his 2018-2020 TSR-PSP grant upon his voluntary departure from the Company on July 1, 2020.
(3)	Mr. Feinberg became an employee in November 2019 and as such did not receive a 2018-2020 TSR-PSP grant.

Other Compensation and Governance-Related Matters

Employment and Change-in-Control Agreements

Each of our NEOs have entered into an employment agreement with the Company. The form of agreement reflects an “at-will” employment relationship, while at the same time affording some income security by specifying certain severance payments upon involuntary or constructive termination. Under the terms of these employment agreements, an executive whose employment is terminated without cause by the Company, or who resigns for “good reason” (as such terms are defined in the NEOs’ respective employment agreements), will be entitled to receive a multiple (2.5 for Mr. Salmirs, 2.0 for Messrs. Feinberg, Giacobbe, and Jacobsen, and 1.0 for Mr. Chin) of the sum of his or her base salary and target bonus, as well as a prorated portion of his or her annual bonus for the year of termination and 18 months of health insurance reimbursements. Additionally, if Messrs. Salmirs, Giacobbe, Feinberg, Jacobsen or Chin voluntarily leaves the Company before age 60 and 10 years of service all unvested equity awards made after the effective date of the employment agreement will be forfeited. If Messrs. Salmirs, Giacobbe, Feinberg, Jacobsen or Chin voluntarily leaves the Company at age 60 or older with 10 years of service their equity awards granted after the effective date of the employment agreement but at least one year prior to such retirement will continue to vest, in accordance with the terms of those awards. These employment agreements also provide that following termination of employment for any reason, the officer will refrain from competing with, or soliciting the employees or customers of, the Company for one year following the termination of employment.

In order to assure continuity of ABM’s senior management in the event of a potential change-in-control of the Company, ABM provides our NEOs with “double-trigger” severance benefits should their employment with ABM be terminated following a change in control. The current agreements provide double-trigger severance benefits if the officer is terminated without cause, or resigns for “good reason,” within two years following a change-in-control. These benefits consist of a lump-sum payment equal to a multiple (3.0 for Mr. Salmirs, 2.5 for Messrs. Feinberg, Giacobbe and Jacobsen, and 1.5 times for Mr. Chin) of the sum of his or her base salary and target bonus; a lump-sum payment equal to the present value of health and welfare benefits for 18 months; and accelerated vesting of equity awards. There are no excise tax gross-ups under the change-in-control agreements. Instead, any such payments and benefits are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the

42     ABM Industries Incorporated 2021 Proxy Statement

Internal Revenue Code, but generally only if the reduction would increase the net after-tax amount received by the officer.

For a summary of the executives’ employment and change-in-control agreements in effect during fiscal year 2020, see “Potential Benefits on Termination.”

Mr. Giacobbe’s employment with the Company terminated on January 15, 2021, after the close of the fiscal year. Upon his termination, he forfeited unvested equity awards under the terms of those awards, including as noted above in the discussion of equity awards for fiscal year 2020 (on pages 39 – 40 of this Proxy Statement). Upon his departure, Mr. Giacobbe also became entitled to payments in accordance with his employment agreement, including 2.0 times his base salary and target bonus, pro-rata eligibility to receive fiscal year 2021 bonus based on actual results achieved and 18 months of health reimbursements.

Stock Ownership Guidelines

The Company has stock ownership guidelines for certain officers, including our NEOs. Executives are expected to achieve their targets within five years of becoming subject to the stock ownership policy. Stock ownership guidelines are based on a multiple of base salary. Individuals who have not met their stock ownership level at the end of the applicable five-year period are expected to retain 50% of their after-tax net shares paid under any Company long-term incentive plan or program, such as shares paid out under the PS program and vested RSUs, until their ownership guidelines are satisfied. The Committee periodically reviews the stock ownership guidelines and may make adjustments to these guidelines to the extent it believes such adjustments are appropriate. Progress toward targeted ownership levels may be taken into consideration in future grants to executives. Unvested RSUs are taken into consideration when determining if ownership guidelines have been achieved; however, unearned PSs are not included, nor are stock options, whether vested or unvested. Current stock ownership guidelines are as follows:

Position	Requirements
CEO	Shares with a fair market value equal to six times base salary
Executive Vice Presidents	Shares with a fair market value equal to three times base salary
Senior Vice Presidents and certain subsidiary senior officers	Shares with a fair market value equal to base salary

All of our NEOs have either met or exceeded their stock ownership guidelines or are well positioned to achieve compliance within the required time period.

Anti-Hedging and Anti-Pledging Policies

Directors, executive officers and other employees are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director, executive officer or other employee to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited. We also prohibit pledging, or using as collateral, Company stock to secure personal loans or other obligations.

Window Trading and Rule 10b5-1 Trading Plans

Under the Company’s insider trading policy, officers may purchase or sell ABM securities only during “open window” periods, which begin on the third business day following the date of each quarterly earnings announcement and end at the close of trading on the 15th day of the third month of the fiscal quarter. The only exception to this is for officers who have entered into a trading plan pursuant to SEC Rule 10b5-1.

NEOs are permitted to establish trading plans under SEC Rule 10b5-1 during open trading windows. These plans enable an executive to diversify his or her holdings of Company stock during periods in which the executive would otherwise be unable to buy or sell such stock because he or she possessed material, nonpublic information about the Company. Any Rule 10b5-1 trading plan must be submitted in writing to the Company’s legal department for review and approval prior to its effective date, and no transaction pursuant to any such plan may occur until at least 30 days following such plan’s effective date.

ABM Industries Incorporated 2021 Proxy Statement     43

Annual Compensation-Related Risk Evaluation

We annually review risks associated with our executive compensation program, as well as our other broad-based employee incentive programs, with respect to enterprise risk factors, with the assistance of management’s compensation consultant, Willis Towers Watson, which prepares a risk analysis. The Committee and its independent compensation consultant, Semler Brossy, review this analysis. In connection with its 2020 review, the Committee noted the various ways in which risk is managed or mitigated. Practices and policies mitigating risks included the balance of corporate, business unit and individual weightings in incentive compensation programs, the mix between long-term and short-term incentives, use of stock ownership requirements, the Company’s policy prohibiting hedging and pledging, and the Company’s recoupment or “clawback” policy. Based on this review, the Committee agreed with the findings in the analysis that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment (Clawback) Policy

The Board has adopted a policy relating to the recoupment of cash and equity compensation. The policy provides that, if the Company’s financial statements are the subject of a restatement due to misconduct, fraud or malfeasance, then, to the extent permitted by applicable law, the independent members of the Board, or a committee consisting of independent members of the Board may, in their discretion, recover cash compensation paid to an executive officer of the Company or rescind or make other adjustments to an equity award made to an executive officer of the Company, including recovering cash proceeds relating to the sale or other disposition of an equity award, to the extent that the payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company may seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, it is the Board’s policy that if the independent members of the Board, or a committee consisting of independent members of the Board, determine that an employee who received a cash incentive payment or an equity award engaged in conduct constituting “cause” (such as serious misconduct, dishonesty, disloyalty, conviction of a felony or misdemeanor involving moral turpitude, or failure to substantially perform employment-related duties or responsibilities), the Board or such committee may take such action it deems necessary to address such conduct, including recovery of cash incentive payments, rescission of equity grants made to the employee in the 36-month period prior to the date on which the Board or such committee makes such determination and recovery of proceeds relating to the sale or other disposition of an equity award during such 36-month period.

Benefits and Perquisites

The NEOs are eligible for customary employee benefits, which include participation in ABM’s 401(k) Plan, as well as group life, health and accidental death and disability insurance programs and the Company’s voluntary deferred compensation plan. These and certain other perquisites are set forth in the Summary Compensation Table.

The NEOs are eligible to participate in ABM’s Employee Deferred Compensation Plan, which is an unfunded deferred compensation plan available to highly compensated employees. The Employee Deferred Compensation Plan benefits are shown in the “Nonqualified Deferred Compensation in Fiscal Year 2020” table, followed by a description of the plan. The Committee regularly reviews the benefits provided under this and other plans, and as a result of such a review, in January 2011, the Company entered into a trust agreement that will fund amounts due under the Employee Deferred Compensation Plan in the event of a change in control of ABM.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed the Compensation Discussion and Analysis and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in ABM’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020 and the 2021 Proxy Statement.

Compensation Committee:

Thomas M. Gartland, Chair

LeighAnne G. Baker

Linda Chavez

Donald F. Colleran

44     ABM Industries Incorporated 2021 Proxy Statement

Additional Information About Executive Compensation

The following tables and accompanying narrative provide detailed information regarding the compensation of the NEOs.

2020 Summary Compensation Table

		Salary(1)	Stock Awards(2)(3)	Non-equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
Scott Salmirs	2020	940,500	7,772,033	1,237,500	175,719	10,125,752
President and	2019	990,000	3,959,958	1,360,013	145,683	6,455,654
Chief Executive Officer	2018	975,000	3,959,941	1,020,567	67,135	6,022,643
D. Anthony Scaglione	2020	339,167	1,375,030	-	20,663	1,734,860
Former Executive Vice President	2019	550,000	1,374,957	579,700	50,987	2,555,644
and Chief Financial Officer	2018	541,666	1,399,968	461,835	30,651	2,434,120
Dean A. Chin(6)(7)	2020	381,323	474,031	214,500	28,269	1,098,123
Interim Chief Financial Officer,
Senior Vice President, Chief Accounting
Officer and Corporate Controller
Joshua H. Feinberg(7)	2020	522,500	2,600,023	604,300	33,031	3,759,854
Executive Vice President and Chief
Strategy and Transformation Officer
Scott J. Giacobbe	2020	522,500	2,021,004	604,300	51,386	3,199,190
Executive Vice President	2019	550,000	1,099,986	568,150	46,042	2,264,178
and Chief Revenue Officer	2018	550,000	1,099,936	461,835	29,440	2,141,211
Rene Jacobsen	2020	522,500	1,418,005	604,300	52,398	2,597,203
Executive Vice President and	2019	513,333	759,950	379,300	50,304	1,702,887
Chief Facilities Services Officer	2018	508,333	749,926	311,386	36,894	1,606,539
(1)	All NEOs took a voluntary salary reduction of 20% for the period May 1, 2020 through July 31, 2020. For Mr. Scaglione, salary reflects his pay through July 1, 2020.
(2)

The values shown are the aggregate grant date value for PS and RSU awards computed in accordance with FASB ASC Topic No. 718, based on target levels of achievement (the probable outcome at grant), in the case of PSs. A discussion of assumptions used in calculating these values may be found in Note 17, “Share-Based Compensation Plans,” in the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020. The maximum values for TSR-Modified Performance Shares granted in fiscal year 2020 under the 2020–2022 Performance Share Program are as follows: Mr. Salmirs, $2,802,182; Mr. Scaglione, $864,875; Mr. Chin, $144,053; Mr. Feinberg, $691,900; Mr. Giacobbe, $691,900; and Mr. Jacobsen, $518,925. These values are calculated using the October 30, 2020 closing price of $34.72 per share.

(3)	Mr. Scaglione forfeited his January 2020 PS and RSU awards upon his voluntary departure from the Company on July 1, 2020.
(4)	Amounts shown in this column represent annual performance-based cash payments under the CIP, as described in the Compensation Discussion & Analysis.
(5)	For fiscal year 2020, this column represents:
•

for Mr. Salmirs: ABM contributions to the 401(k) plan, $8,358; spousal/family travel, $8,631; and value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect to earned and vested PSs and all outstanding deferred and non-deferred RSUs, $158,731.

•

for Mr. Scaglione: ABM contributions to the 401(k) plan, $9,032; and value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect to earned and vested PSs and all outstanding deferred and non-deferred RSUs, $11,631.

•

for Mr. Chin: ABM contributions to the 401(k) plan, $6,388; auto allowance, $10,200; and value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect to all outstanding RSUs, $11,681.

•	for Mr. Feinberg: value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect all outstanding RSUs, $33,031.
•

for Mr. Giacobbe: ABM contributions to the 401(k) plan, $11,400; and value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect to earned and vested PSs and all outstanding RSUs, $39,986.

•

for Mr. Jacobsen: ABM contributions to the 401(k) plan, $8,800; auto allowance, $10,200; and value of dividend equivalents (DEUs) credited in fiscal year 2020 with respect to earned and vested PSs and all outstanding RSUs, $33,398.

ABM Industries Incorporated 2021 Proxy Statement     45

(6)

Mr. Chin assumed the role of Interim Chief Financial Officer in addition to his role as Senior Vice President, Chief Accounting Officer and Corporate Controller upon Mr. Scaglione’s resignation and departure effective July 1, 2020.

(7)	For Messrs. Feinberg and Chin, only compensation for fiscal year 2020 is shown as neither served as an NEO in fiscal years 2018 and 2019.

The following table shows payout ranges for the NEOs with respect to non-equity incentive plan awards under the CIP and equity incentive plan awards granted under the 2006 Equity Incentive Plan, as well as other information.

Grants of Plan-Based Awards During Fiscal Year 2020

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: # of Shares or Stock Units(3)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Scott Salmirs	n/a	233,385	1,237,500	2,382,188
	1/9/2020				32,283	80,708	193,699		3,341,311
	1/9/2020							28,764	1,113,742
	7/14/2020							97,846	3,316,979
D. Anthony Scaglione	n/a	103,727	550,000	1,058,750
	1/9/2020				9,964	24,910	59,784		1,031,274
	1/9/2020							8,878	343,756
Dean A. Chin	n/a	36,880	195,550	376,434
	1/9/2020				1,660	4,149	9,958		171,769
	1/9/2020							1,479	57,267
	7/14/2020							7,227	244,995
Joshua H. Feinberg	n/a	103,727	550,000	1,058,750
	12/23/2019							39,746	1,500,014
	1/9/2020				7,971	19,928	47,827		825,019
	1/9/2020							7,102	274,989
Scott J. Giacobbe	n/a	103,727	550,000	1,058,750
	1/9/2020				7,971	19,928	47,827		825,019
	1/9/2020							7,102	274,989
	7/14/2020							27,168	920,995
Rene Jacobsen	n/a	103,727	550,000	1,058,750
	1/9/2020				5,978	14,946	35,870		618,764
	1/9/2020							5,327	206,261
	7/14/2020							17,492	592,979
(1)

Includes the annual cash incentive opportunity for fiscal year 2020 under the CIP. Actual payments made for fiscal year 2020 are reported in the “Summary Compensation Table” in the “Non-equity Incentive Plan Compensation” column. For additional information regarding these awards, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Includes the 2020 TSR-Modified Performance Shares that were awarded in fiscal year 2020 under the 2006 Equity Incentive Plan. For additional information regarding these awards, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

Includes RSUs granted under the 2006 Equity Incentive Plan in fiscal year 2020. For additional information regarding these awards, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	Computed in accordance with FASB ASC Topic No. 718, based on target levels of achievement (the most probable outcome), in the case of the PSs.
(5)	Mr. Scaglione forfeited all such awards upon his voluntary departure from the Company on July 1, 2020.

46     ABM Industries Incorporated 2021 Proxy Statement

The following table shows the outstanding equity awards held by our NEOs at October 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)
Scott Salmirs	9/11/2017	27,887	(1)	968,251
	1/10/2018	26,885	(1)	933,452
	1/10/2018	48,394	(2)	1,680,247
	1/10/2018	28,514	(3)	990,002
	1/9/2019	29,205	(1)	1,014,008	76,349	(6)	2,650,837
	1/9/2020	29,078	(4)	1,009,584	80,708	(6)	2,802,182
	7/14/2020	97,846	(5)	3,397,213
D. Anthony Scaglione	9/6/2013	3,017	(1)	104,746
Dean A. Chin	1/10/2017	1,360	(1)	47,236
	9/11/2017	1,090	(1)	37,849
	1/10/2018	1,059	(1)	36,781
	1/10/2018	3,795	(2)	131,769
	1/10/2018	2,236	(3)	77,639
	1/9/2019	1,954	(1)	67,851	5,109	(6)	177,384
	1/9/2020	1,495	(4)	51,911	4,149	(6)	144,053
	7/14/2020	7,227	(5)	250,921
Joshua A. Feinberg	12/23/2019	40,372	(1)	1,401,704
	1/9/2020	7,180	(4)	249,272	19,928	(6)	691,900
Scott J. Giacobbe	1/10/2017	1,360	(1)	47,236
	9/11/2017	5,959	(1)	206,894
	1/10/2018	3,752	(1)	130,256
	1/10/2018	13,442	(2)	466,719
	1/10/2018	7,920	(3)	274,976
	1/9/2019	8,113	(1)	281,669	21,208	(6)	736,342
	1/9/2020	7,180	(4)	249,272	19,928	(6)	691,900
	7/14/2020	27,168	(5)	943,273
Rene Jacobsen	1/10/2017	1,360	(1)	47,236
	6/12/2017	3,278	(1)	113,815
	9/11/2017	2,270	(1)	78,817
	1/10/2018	1,705	(1)	59,211
	1/10/2018	6,110	(2)	212,133
	1/10/2018	6,110	(2)	212,133
	1/10/2018	3,600	(3)	124,989
	1/9/2019	11,136	(1)	386,646	9,832	(6)	341,367
	1/9/2020	5,385	(4)	186,972	14,946	(6)	518,925
	7/14/2020	17,492	(5)	607,322

(1)

RSUs. 50% of the RSUs vest on the second anniversary of the grant date and the remainder vest on the fourth anniversary of the grant date. When cash dividends are paid on ABM common stock, DEUs are credited and converted into additional RSUs, subject to the same terms and conditions (including vesting) as the underlying RSUs. The number of RSUs shown includes the dividend equivalents through October 31, 2020. For Mr. Scaglione, reflects RSUs deferred under the Employee Deferred Compensation Plan.

ABM Industries Incorporated 2021 Proxy Statement     47

(2)

PSs (Earned). Amounts shown include PS awards under the 2018–2020 Performance Share Program that have been “earned” (i.e., the relevant performance period has passed) but remain unvested until the vesting date. PSs granted under the 2018–2020 Performance Share Program vested, to the extent earned, on January 10, 2021.

(3)

TSR Performance Shares (Earned). On January 10, 2018, TSR Performance Shares were granted under the 2018–2020 TSR PSP, as described in the “Compensation Discussion and Analysis” of this Proxy Statement. Such TSR Performance Shares vested on January 10, 2021.

(4)

RSUs. One-third of the RSUs vest on the first, second and third anniversary of the grant date. When cash dividends are paid on ABM common stock, DEUs are credited and converted into additional RSUs, subject to the same terms and conditions (including vesting) as the underlying RSUs. The number of RSUs shown includes the dividend equivalents through October 31, 2020.

(5)

RSUs. One-time special grant. Half of the RSUs vest on the first anniversary of the grant date and second half vests on the second anniversary of the grant date. When cash dividends are paid on ABM common stock, DEUs are credited and converted into additional RSUs, subject to the same terms and conditions (including vesting) as the underlying RSUs. The number of RSUs shown includes the dividend equivalents through October 31, 2020.

(6)

TSR-Modified Performance Shares (Unearned) – On January 9, 2019, TSR-Modified Performance Shares were granted under the 2019-2021 Performance Share Program as described in the “Compensation Discussion and Analysis” of this Proxy Statement. Such TSR-Modified Performance Shares will vest, to the extent earned, on January 9, 2022.

(7)

TSR-Modified Performance Shares (Unearned) – On January 9, 2020, TSR-Modified Performance Shares were granted under the 2020-2022 Performance Share Program as described in the “Compensation Discussion and Analysis” of this Proxy Statement. Such TSR-Modified Performance Shares will vest, to the extent earned, on January 9, 2023.

(8)	Amounts shown are based on $34.72 per share, the closing price per share of ABM common stock on October 30, 2020.

The following table shows the amounts realized upon exercise of stock options and value received upon vesting in fiscal year 2020 of stock awards previously awarded.

Option Exercises and Stock Vested in Fiscal Year 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Scott Salmirs	0	0	30,448	(3)	1,160,594
D. Anthony Scaglione	3,774	47,565	5,881		227,359
Dean A. Chin	3,717	36,984	2,325		87,674
Joshua H. Feinberg	0	0	0		0
Scott J. Giacobbe	5,984	84,059	5,028		190,928
Rene Jacobsen	0	0	3,708		139,922
(1)

Amount is based on the difference between the market price of ABM common stock at the time of exercise and the applicable exercise price of the stock options, multiplied by the number of exercised shares.

(2)	Amount is based on the closing price per share of ABM common stock on the date of vesting, multiplied by the number of shares acquired upon vesting.
(3)	Includes 13,512 RSUs granted in 2018 that vested in fiscal year 2020 that were deferred and will be distributed in four annual installments of shares of common stock following Mr. Salmirs’ retirement.

48     ABM Industries Incorporated 2021 Proxy Statement

Deferred Compensation Benefits

The following table and accompanying footnotes and narrative describe benefits to the NEOs under the Employee Deferred Compensation Plan.

Nonqualified Deferred Compensation in Fiscal Year 2020

Name	Executive Contributions in Last Fiscal Year ($)		ABM Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
Scott Salmirs	915,131	(1)	0	76,413	(2)	0	4,496,988	(3)(4)
D. Anthony Scaglione	175,472	(1)	0	25,138	(2)	0	1,483,267	(3)(4)
Dean A. Chin	0		0	9,649		0	542,975	(4)
Joshua H. Feinberg	0		0	0		0	0
Scott J. Giacobbe	0		0	0		0	0
Rene Jacobsen	21,542	(1)	0	91	(2)	0	21,633	(3)(4)
(1)

Cash deferrals under the Employee Deferred Compensation Plan are included in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table for Mr. Salmirs, and in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table for Mr. Scaglione.

(2)

Includes interest earned on cash deferrals under the Employee Deferred Compensation Plan. The interest rate in fiscal year 2020 averaged 1.57%. These amounts were not required to be included in the Summary Compensation Table because they are not above market. Also includes DEUs credited with respect to all deferred RSUs outstanding, which are included in “All Other Compensation” in the Summary Compensation Table.

(3)	Includes amounts included in the Summary Compensation Table for prior years.
(4)

Includes fiscal year-end value of RSU shares deferred in prior years; also includes dividend equivalents credited in 2020 with respect to such deferred RSU shares. These values are calculated using the October 30, 2020 closing price of $34.72 per share.

ABM’s Employee Deferred Compensation Plan is an unfunded deferred compensation plan available to the NEOs and other employees whose annualized base salary exceeds $150,000. A trust agreement was put into place in January 2011 to provide that, in the event of a “change-in-control” as defined in the plan, the trust will be funded in an amount necessary to cover liabilities under the plan.

The Employee Deferred Compensation Plan allows participants to make pretax contributions from 1% to 50% of their compensation, including base pay and bonuses. Elections to defer base salary must be made no later than December 31 of the year preceding the year in which deferral begins. Elections to defer performance-based bonuses must be made no later than six months prior to the end of the applicable performance period. Executives may elect to receive distributions from the Employee Deferred Compensation Plan following termination of employment or on specified in-service distribution dates. Distributions may be made in a single lump sum, four annual installments or 10 annual installments, based on earlier elections made in accordance with the plan provisions. In addition, if a participant wants to change his or her distribution, the change cannot be effective for at least 12 months, and the date of payment must be at least five years after the previously scheduled date of distribution. The Employee Deferred Compensation Plan also permits hardship distributions. Deferred amounts earn interest equal to the prime interest rate on the last day of the calendar quarter up to 6%. If the prime rate exceeds 6%, the interest rate is equal to 6% plus one-half of the excess prime rate over 6%. The interest rate is subject to a cap equal to 120% of the long-term applicable federal rate, compounded quarterly.

Certain executives may also elect to defer receipt of RSUs. Elections to defer receipt of RSUs must be made no later than December 31 of the year preceding the year in which any RSUs may be granted. The plan allows participants to defer up to 100% of their RSUs, and receive distributions in a lump sum, four annual installments or 10 annual installments, based on earlier elections made in accordance with plan provisions.

ABM Industries Incorporated 2021 Proxy Statement     49

POTENTIAL BENEFITS ON TERMINATION

During fiscal year 2020, we were party to employment agreements with each of our NEOs, which included severance benefits upon certain terminations, as further described below, and twelve-month post-employment prohibitions on competition with the Company and solicitation of certain Company employees. The potential payments upon termination described in the following tables are based on the agreements with our NEOs that were in effect on October 31, 2020.

We were also party to change-in-control agreements with each NEO during fiscal year 2019, which provided additional severance benefits in the event of a termination following a change in control, as further described below. The “double-trigger” change-in-control benefits under our 2006 Equity Incentive Plan are also described below. None of these arrangements included any excise tax gross-ups.

The following tables and accompanying narrative contain information with respect to potential payments to NEOs upon specified terminations of employment after a change-in-control, resignation or retirement, termination without cause, and death or disability, assuming the termination occurred on October 31, 2020. Mr. Scaglione voluntarily departed the Company on July 1, 2020, and no enhanced benefits or payments were triggered in connection with his termination of employment with ABM (i.e., he received only such payments and benefits that were already accrued and payable to him pursuant to the terms and conditions of our plans and arrangements).

Potential Payments upon Qualifying Terminations of Employment

Following a Change-in-Control

The following table estimates potential payments for Messrs. Salmirs, Chin, Feinberg, Giacobbe and Jacobsen if there had been a change-in-control on October 31, 2020, and either the executive’s employment had been terminated involuntarily or the executive had terminated employment for “good reason”. All amounts shown are lump-sum payments, unless otherwise noted.

Name	Unpaid Bonus for 2020(1) ($)	Severance Compensation(2) ($)	Health and ERISA Welfare Benefits(3) ($)	Equity Grants Vesting(4) ($)	Total(5) ($)
Scott Salmirs	1,237,500	6,682,500	28,787	15,556,329	23,505,116
Dean A. Chin	195,550	1,466,625	11,515	1,030,318	2,704,008
Joshua H. Feinberg	550,000	2,750,000	3,732	2,350,427	5,654,159
Scott J. Giacobbe	550,000	2,750,000	39,413	4,058,302	7,397,715
Rene Jacobsen	550,000	2,750,000	39,413	2,905,527	6,244,940
(1)	Amount assumes target bonus at fiscal year-end 2020.
(2)	Multiple of the sum of base salary and target bonus for the year in which the change-in-control occurs.
(3)	The amount shown is the estimated cost for health and welfare benefits for an 18-month period.
(4)

The value is based on $34.72 per share, the closing price per share of ABM common stock on October 30, 2020. For PSs, amounts shown reflect vesting at target or, where applicable, at achievement levels to date.

(5)

Amounts do not include the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above table captioned “Nonqualified Deferred Compensation in Fiscal Year 2020.” Amounts also do not include potential accrued but unused vacation and any unpaid base salary for employment through termination date. Amounts shown are subject to reduction, as described below. Equity grants under our 2006 Equity Incentive Plan vest upon a change-in-control if the recipient is terminated without cause within 24 months following the change-in-control.

50     ABM Industries Incorporated 2021 Proxy Statement

The change-in-control agreements with the NEOs provide that, if a change-in-control occurs, the executive will receive the following benefits upon involuntary termination of employment (other than for cause) or resignation for good reason (such as certain specified material changes in position or compensation) prior to the second anniversary of the change-in-control:

•	a lump-sum payment equal to a multiple of the sum of base salary and target bonus (which multiple is 3.0 for Mr. Salmirs, 2.5 for Messrs. Feinberg, Giacobbe and Jacobsen, and 1.5 for Mr. Chin);
•	a lump-sum payment equal to the present value of health and welfare benefits for 18 months; and
•

a lump-sum payment of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period that ended prior to the termination date, and a lump sum payment of any pro rata portion of any target amount for any unpaid incentive compensation for the performance period in which the termination takes place.

A “change-in-control” of the Company occurs in any of the following scenarios:

•

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) is or becomes the beneficial owner of more than 35% of the combined voting power of the stock of the Company or succeeds in having nominees as directors elected in an election contest and (ii) within 18 months after either such event, individuals who were members of the Board immediately prior to either such event cease to constitute a majority of the members of the Board;

•	a majority of the Board ceases to be composed of incumbent directors;
•	a merger or similar business combination;
•	a sale of substantially all of the Company’s assets; or
•	a liquidation of the Company.

None of our NEOs have excise tax gross-ups. Instead, payments and benefits under the change-in-control agreements (as well as under all other agreements or plans covering the NEOs, including any equity award, plan or agreement) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments,” but only if the reduction would increase the net after-tax amount received by the named executive officer (the modified cap), with one exception. The exception is that any reduction will not be made if, on a net after-tax basis, such reduction would result in an NEO receiving less than 90% of the severance payment he or she would otherwise be entitled to under the change-in-control agreement or under any other agreement. In consideration for the protection afforded by the change-in-control agreements, the NEOs agreed to noncompetition and nonsolicitation provisions.

Potential Payments upon Retirement

The following table estimates potential payments for our NEOs if the NEO had retired or, if applicable, resigned from employment with ABM effective October 31, 2020. All amounts shown are lump-sum payments, unless otherwise noted.

Name	Health Benefit Payments ($)	Equity-Based Grants That Vest Upon Retirement(1) ($)	Total(2) ($)
Scott Salmirs	--	5,358,844	5,358,844
Dean A. Chin	--	--	0
Joshua H. Feinberg	--	--	0
Scott J. Giacobbe	--	1,447,854	1,447,854
Rene Jacobsen	--	1,059,885	1,059,885
(1)

Messrs. Salmirs, Giacobbe, and Jacobsen are retirement-eligible under the terms of our 2006 Equity Incentive Plan. Intrinsic value is based on $34.72 per share, the closing price of ABM common stock on October 30, 2020. Amounts shown only reflect vesting upon retirement, as unvested equity does not vest upon resignation of employment. For PSs and TSR Performance Shares, amounts shown reflect vesting at target or, where applicable, at achievement levels to date.

(2)

Amounts do not include the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above table captioned “Nonqualified Deferred Compensation in Fiscal Year 2020.” Amounts also do not include accrued but

ABM Industries Incorporated 2021 Proxy Statement     51

unused vacation pay and any unpaid base salary for employment through the termination date.

RSUs generally vest pro rata (based on number of months of service over the vesting period) in the event of retirement. An individual who retires during a performance period that has not been completed prior to retirement will generally receive a pro rata number of performance shares (based on the number of months of service over the performance period) on the vesting date for such performance shares, to the extent such performance shares are achieved under applicable performance objectives.

Under the terms of their respective employment agreements in effect during fiscal year 2020, and in connection with a termination by reason of retirement, any equity-based awards received by Messrs. Salmirs, Giacobbe and Jacobsen would continue to be eligible for vesting, exercise and settlement if they were granted at least one year prior to such retirement, on the originally scheduled vesting date.

Potential Payments upon Termination without Cause

The following table estimates potential payments for each NEO if the NEO’s employment with ABM had been terminated without cause (outside of a change-in-control) effective October 31, 2020. All amounts are lump-sum payments, unless otherwise noted.

Name	Unpaid Bonus for 2020(1) ($)	Severance Payment(2) ($)	Company Portion of Medical Benefits(3) ($)	Equity Grants Vesting as a Result of Termination(4) ($)	Total(5) ($)
Scott Salmirs	1,237,500	5,568,750	13,337	4,040,701	10,860,288
Dean A. Chin	195,500	586,650	11,515	298,553	1,092,218
Joshua H. Feinberg	550,000	2,200,000	--	--	2,750,000
Scott J. Giacobbe	550,000	2,200,000	19,354	1,122,379	3,891,733
Rene Jacobsen	550,000	2,200,000	19,354	708,622	3,477,976
(1)	Amount assumes target bonus at fiscal year-end 2020.
(2)	Multiple of the sum of base salary and target bonus for the year in which the termination occurs.
(3)	The amount shown is the estimated cost for health and welfare benefits for an 18-month period.
(4)

The value is based on $34.72 per share, the closing price per share of ABM common stock on October 30, 2020. For PSs, amounts shown reflect vesting at target or, where applicable, at achievement levels to date.

(5)

Amounts do not include the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above table captioned “Nonqualified Deferred Compensation in Fiscal Year 2020.” Amounts do not include accrued but unused vacation pay and any unpaid salary for employment through termination date.

Under his employment agreement in effect during fiscal year 2020, Mr. Salmirs would receive 2.5 times the sum of his base salary and target cash incentive compensation, 18 months medical benefits coverage, his prorated cash bonus for the year of termination based on the Committee’s determination of actual performance following the end of the performance period, and any earned but unpaid cash bonus in respect of any completed fiscal year that has ended prior to the date of such termination if he is terminated without “cause”. Under the terms of their respective employment agreements in effect during fiscal year 2020, and in connection with a termination of employment by the Company without cause, Messrs. Feinberg, Giacobbe and Jacobsen would each receive 2.0 times and Mr. Chin would receive 1.0 times the sum of base salary plus target cash incentive compensation, 18 months medical benefits coverage, prorated cash bonus for the year of termination based on the Committee’s determination of actual performance following the end of the performance period, and any earned but unpaid cash bonus in respect of any completed fiscal year that has ended prior to the date of such termination.

Performance awards granted under the 2006 Equity Incentive Plan generally vest pro rata (based on the number of months of services of the vesting period) in the event of a termination without cause.

52     ABM Industries Incorporated 2021 Proxy Statement

Potential Payments upon Death or Disability

The following table estimates potential payments for our NEOs if the NEO had been terminated due to death or disability on October 31, 2020. All amounts shown are lump-sum payments, unless otherwise noted.

Name	Unpaid Bonus for 2020(1) ($)	Health Benefit Payments ($)	Equity Grants Vesting(2) ($)	Total(3)(4) ($)
Scott Salmirs	1,237,500	--	6,744,082	7,981,582
Dean A. Chin	195,550	--	484,613	680,163
Joshua H. Feinberg	550,000	--	529,202	1,079,202
Scott J. Giacobbe	550,000	--	1,802,943	2,352,943
Rene Jacobsen	550,000	--	1,313,690	1,863,690
(1)	Amount assumes target bonus at fiscal year-end 2020.
(2)

The value is based on $34.72 per share, the closing price per share of ABM common stock on October 30, 2020. Amount reflects the partial vesting of equity grants, as a result of death or disability on October 31, 2020.

(3)

In addition, ABM provides accidental death and dismemberment insurance for each of the NEOs (with coverage equal to two times base salary, up to a maximum of $750,000), as well as $150,000 business travel insurance coverage.

(4)

Amounts do not include the aggregate balance at fiscal year-end of nonqualified deferred compensation. These amounts are reflected in the above tables captioned “Nonqualified Deferred Compensation in Fiscal Year 2020.”

Equity grants under the 2006 Equity Incentive Plan generally vest pro rata (based on the number of months of service over the vesting period) in the event of death or disability.

Under the terms of their respective employment agreements in effect during fiscal year 2020, and in connection with a termination by reason of death or disability, Messrs. Salmirs, Chin, Feinberg, Giacobbe and Jacobsen would each receive any earned but unpaid cash bonus in respect of any completed fiscal year that has ended prior to the date of death or disability, a prorated target cash bonus based on the length of performance in the performance period, immediate vesting of any equity-based awards subject to time-based restrictions, and immediate vesting of any equity-based awards subject to performance restrictions, with such performance restrictions measured at the target level.

2020 CEO Pay Ratio

In accordance with SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Salmirs, our CEO. The 2020 annual total compensation of Mr. Salmirs was $10,125,752; and the 2020 annual total compensation of the median compensated employee, other than Mr. Salmirs, was $24,385. The ratio of these amounts was 415:1.

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the pay ratio disclosure and thus require us to identify a new median employee. As a result, we are using the same median employee as we did in the CEO pay ratio disclosure included in our proxy statements filed with the SEC on February 13, 2019, and February 13, 2020.

We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. The pay ratio analysis of our employee population was conducted with September 30, 2018 as the determination date to identify our median employee, which date was within the last three months of the most recently completed fiscal year at that time. We identified the median employee using base salary and base wages paid in that fiscal year, which we annualized for any employee who did not work for the entire year (other than those designated as a temporary, seasonal, or other non-permanent employee on our records). For purposes of identifying the median employee, we converted amounts paid in foreign currencies to U.S. dollars based on the applicable average exchange rate.

ABM Industries Incorporated 2021 Proxy Statement     53

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

54     ABM Industries Incorporated 2021 Proxy Statement

AUDIT MATTERS
PROPOSAL 4–RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT-RELATED MATTERS
Audit Committee Report
Principal Accounting Firm Fees and Services
Policy on Preapproval of Independent Registered Public Accounting Firm Services

ABM Industries Incorporated 2021 Proxy Statement     55

PROPOSAL 4—RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Proposal Summary

We are asking our stockholders to ratify the appointment of KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for fiscal year 2021, which ends October 31, 2021. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee and the Board submit the selected firm to the Company’s stockholders for ratification as a matter of good corporate governance.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2021.

The Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2021. Although action by the stockholders on this matter is not required, the Audit Committee values stockholder views on the Company’s independent registered public accounting firm and believes it is appropriate to seek stockholder ratification of this selection. If the stockholders do not ratify the appointment of KPMG, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to attend the Annual Meeting, and they will have an opportunity to make a statement if the representatives desire to do so. It is expected that the KPMG representatives will also be available to respond to appropriate questions.

Voting

Unless contrary instructions are received, the shares represented by a properly executed proxy will be voted “FOR” this proposal, which would be your vote to ratify the selection of KPMG as our independent registered public accounting firm. The affirmative vote of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal will be considered approval of the proposal, as more fully described under “Questions and Answers About the Proxy Materials and the 2021 Annual Meeting” of this Proxy Statement.

56     ABM Industries Incorporated 2021 Proxy Statement

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee reviews ABM’s financial reporting process on behalf of the Board and is responsible for the appointment, compensation, retention and oversight of the work of ABM’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. KPMG LLP, ABM’s independent registered public accounting firm, is responsible for performing an independent, integrated audit of ABM’s consolidated financial statements and an audit of the effectiveness of ABM’s internal control over financial reporting, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes.

The Board adopted a written charter for the Audit Committee, which is reviewed periodically by the Audit Committee. The Charter of the Audit Committee is available on ABM’s website under “Governance” at http://investor.abm.com/corporate-governance.cfm. Within the framework of its Charter, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair presentation of ABM’s results in its fiscal year 2020 consolidated financial statements. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Management of ABM has affirmed to the Audit Committee that ABM’s fiscal year 2020 audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America. The Audit Committee also discussed with ABM’s internal auditor and independent registered public accounting firm, the overall scope and plans for their respective audits, their evaluation of ABM’s internal control over financial reporting and the overall quality of ABM’s financial reporting processes.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has reviewed and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed the services provided by ABM’s independent registered public accounting firm and has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from ABM and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in ABM’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020.

Audit Committee:

Art A. Garcia, Chair

Jill M. Golder

Winifred M. Webb

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Principal Accounting Firm Fees and Services

The following table presents fees for professional services rendered by KPMG LLP for the integrated audit of ABM’s consolidated financial statements and internal control over financial reporting during the fiscal years ended October 31, 2020 and 2019, and fees for other services rendered by KPMG LLP during those periods.

	2020		2019
Audit fees	$3,479,400	(1)	$5,077,225
Audit-related fees	79,900	(2)	79,900
Tax fees	101,847	(3)	210,400
All other fees	7,500	(4)	0
Total	$3,668,647		$5,367,525
(1)

Audit fees consisted of fees for audit work performed for the independent integrated audit of ABM’s consolidated financial statements and internal control over financial reporting, and the reviews of the financial statements contained in ABM’s quarterly reports on Form 10-Q.

(2)	Audit-related fees consisted principally of fees for the audit of the financial statements of certain employee benefit plans.
(3)	Tax fees consisted of fees for tax compliance and consulting services for routine advice on federal, local and foreign tax matters.
(4)	Other fees consisted of access to a learning portal.

Policy on Preapproval of Independent Registered Public Accounting Firm Services

The Audit Committee’s policy requires that the Audit Committee preapprove audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its preapproval authority to the Chairman of the Audit Committee or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were preapproved under the Audit Committee’s preapproval policy.

58     ABM Industries Incorporated 2021 Proxy Statement

GENERAL INFORMATION

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Certain Relationships and Transactions with Related Persons
Security Ownership of Certain Beneficial Owners
Security Ownership of Directors and Executive Officers
Questions and Answers about the Proxy Materials and the 2021 Annual Meeting
Submission of Stockholder Proposals for 2022 Annual Meeting
Appendix A–2021 ABM Equity and Incentive Compensation Plan
Appendix B–Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

ABM Industries Incorporated 2021 Proxy Statement     59

GENERAL INFORMATION

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons.” Related persons are directors and executive officers and their immediate family members or stockholders owning 5% or greater of our outstanding common stock and their immediate family members.

The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the SEC’s rules, specifically, any transaction involving the Company in which:

(i)	the amount involved exceeded $100,000; and
(ii)	a related person had a direct or indirect material interest.

Under our policy, transactions with any person who falls into any of the above categories at any time during a fiscal year of the Company are subject to the Policy, even if the person has ceased to have such status during the year.

Our Governance Committee administers our policy with respect to related persons. Under our policy, prior to entering into a transaction, a related person must provide the details of the transaction, including the relationship of the person to the Company, the dollar amount involved and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction, to the Governance Committee. The Governance Committee determines whether the proposed related person transaction should be approved, based on its determination, in its business judgment, of whether such related person transaction is fair and reasonable to the Company and in the best interests of the Company. There were no related person transactions that were required to be submitted for approval during fiscal year 2020.

60     ABM Industries Incorporated 2021 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of January 15, 2021, except as noted in the footnotes below, by the persons or entities known to ABM to be beneficial owners of more than 5% of the shares of ABM common stock outstanding as of January 15, 2021. Unless otherwise noted, each person or entity has sole voting and investment power over the shares shown in the table.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	10,294,269	15.35%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	7,453,031	11.11%
State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, MA 02111	6,218,426	9.27%
ArrowMark Colorado Holdings LLC(4) 100 Fillmore Street, Suite 325 Denver, CO 80206	5,512,613	8.22%
Dimensional Fund Advisors LP(6) 6300 Bee Cave Road Building One Austin, TX 78746	4,289,424	6.40%
(1)

Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2021. BlackRock indicated in the filing sole voting power over 10,180,465 shares, sole dispositive power over 10,294,269 shares and no shared voting power or shared dispositive power over any shares.

(2)

Based on Amendment No. 12 to Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2021. Vanguard indicated in the filing sole voting power over 0 shares, shared voting power over 67,436 shares, sole dispositive power over 7,334,839 shares and shared dispositive power over 118,192 shares.

(3)

Based on a Schedule 13G/A filed by State Street Corporation (“State Street”) with the SEC on February 13, 2020, on behalf of State Street and SSGA Funds Management, Inc. (“SSGA”). State Street indicated in the filing shared voting power over 5,952,742 shares, shared dispositive power over all 6,218,426 shares and no sole voting power or sole dispositive power over any shares. SSGA indicated in the filing shared voting power over 4,300,416 shares, shared dispositive power over 4,325,668 shares and no sole voting power or sole dispositive power over any shares.

(4)

Based on a Schedule 13G filed by ArrowMark Colorado Holdings LLC (“ArrowMark”) with the SEC on February 14, 2020. ArrowMark indicated sole voting and sole dispositive power over all 5,512,613 shares and no shared voting power or shared dispositive power over any shares.

(5)

Based on Amendment No. 1 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 12, 2020. Dimensional indicated sole voting power over 4,222,094 shares, sole dispositive power over all 4,289,424 shares and no shared voting power or shared dispositive power over any shares.

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SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares and percentage of outstanding shares of ABM common stock beneficially owned as of January 15, 2021 by each named executive officer, each director and nominee and all directors and executive officers as a group. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Quincy L. Allen	0	(2)	*
LeighAnne G. Baker	5,431	(3)	*
Linda Chavez	4,962	(4)	*
Dean A. Chin	15,535	(5)	*
Donald F. Colleran	5,833	(6)	*
Joshua H. Feinberg	1,476	(7)	*
Art A. Garcia	1,503	(8)	*
Thomas M. Gartland	9,805	(9)	*
Scott J. Giacobbe	54,054	(10)	*
Jill M. Golder	2,920	(11)	*
Rene Jacobsen	14,565	(12)	*
Sudhakar Kesavan	29,443	(13)	*
Scott Salmirs	95,247	(14)	*
D. Anthony Scaglione	31,451	(15)	*
Winifred M. Webb	13,489	(16)	*
Executive officers and directors as a group (18 persons)	314,607	(17)	*

*	Less than 1% of the common shares outstanding.
(1)	Represents shares of ABM’s common stock held. Does not include RSUs or earned PSs that vest and/or will be settled in shares more than 60 days after January 15, 2021.
(2)	Mr. Allen was elected to the Board on February 10, 2021.
(3)	Includes 5,431 shares of ABM’s common stock held. Excludes 3,040 RSUs held by Ms. Baker that are not scheduled to vest within 60 days of January 15, 2021.
(4)	Includes 4,962 shares of ABM’s common stock held. Excludes 11,149 RSUs held by Ms. Chavez that are not scheduled to vest within 60 days of January 15, 2021.
(5)	Includes 15,535 shares of ABM’s common stock held. Excludes 14,261 RSUs held by Mr. Chin that are not scheduled to vest within 60 days of January 15, 2021.
(6)	Includes 5,833 shares of ABM’s common stock held. Excludes 3,040 RSUs held by Mr. Colleran that are not scheduled to vest within 60 days of January 15, 2021.
(7)	Includes 1,476 shares of ABM’s common stock held. Excludes 56,191 RSUs held by Mr. Feinberg that are not scheduled to vest within 60 days of January 15, 2021.
(8)	Includes 1,503 shares of ABM’s common stock held. Excludes 13,869 RSUs held by Mr. Garcia that are not scheduled to vest within 60 days of January 15, 2021.
(9)	Includes 9,805 shares of ABM’s common stock held. Excludes 9,825 RSUs held by Mr. Gartland that are not scheduled to vest within 60 days of January 15, 2021.
(10)	Includes 54,054 shares of ABM’s common stock held. Excludes 45,959 RSUs held by Mr. Giacobbe that are not scheduled to vest within 60 days of January 15, 2021.

62     ABM Industries Incorporated 2021 Proxy Statement

(11)	Includes 2,920 shares of ABM’s common stock held. Excludes 3,040 RSUs held by Ms. Golder that are not scheduled to vest within 60 days of January 15, 2021.
(12)	Includes 14,565 shares of ABM’s common stock held. Excludes 45,859 RSUs held by Mr. Jacobsen that are not scheduled to vest within 60 days of January 15, 2021.
(13)	Includes 29,443 shares of ABM’s common stock held. Excludes 4,255 RSUs held by Mr. Kesavan that are not scheduled to vest within 60 days of January 15, 2021.
(14)	Includes 95,247 shares of ABM’s common stock held. Excludes 231,310 RSUs held by Mr. Salmirs that are not scheduled to vest within 60 days of January 15, 2021.
(15)	Includes 28,434 shares of ABM’s common stock held and 3,017 vested and deferred RSUs to be settled in ABM’s common stock within 60 days of January 15, 2021.
(16)	Includes 13,489 shares of ABM’s common stock held. Excludes 12,398 RSUs held by Ms. Webb that are not scheduled to vest within 60 days of January 15, 2021.
(17)

Includes 353,322 shares of ABM’s common stock held by executive officers and directors as a group. Excludes 593,107 RSUs held by executive officers and directors as a group that are not scheduled to vest within 60 days of January 15, 2021.

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QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE 2021 ANNUAL MEETING

Why did I receive a “Notice Regarding the Availability of Proxy Materials” instead of a full set of proxy materials?

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery pursuant to SEC rules. On February 12, 2021, we mailed to our stockholders (other than those who previously requested a printed set) a “Notice Regarding the Availability of Proxy Materials” (the “notice”) containing instructions on how to access the proxy materials via the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by our stockholders, reduces the cost of producing and mailing the full set of proxy materials and helps us contribute to sustainable practices. If you receive a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access the proxy materials and vote over the Internet. If you received a notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instruction in the notice for making this request. The notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email.

When and where will the Annual Meeting be held?

The Meeting will take place virtually via live webcast on March 24, 2021, beginning at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/ABM2021.

What do I need to do to attend the Annual Meeting?

All stockholders of record as of the record date, January 27, 2021, or their proxy holders, are welcome to attend the Annual Meeting. In light of public health concerns, the Annual Meeting will be held in a virtual meeting format only, via webcast. You will not be able to attend the Annual Meeting physically in person.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares. You must enter the 16-digit control number found on your proxy card to vote in advance of, or during, the Annual Meeting and/or participate in the Annual Meeting.

If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” You must enter the 16-digit control number found on your voting instruction form, evidencing your ownership of ABM Industries Incorporated common stock as of the record date, in order to vote in advance of or during the Annual Meeting and/or to participate in the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting. Recording of the event is strictly prohibited.

Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/ABM2021.

Who is entitled to vote at the Annual Meeting?

Holders of ABM common stock at the close of business on January 27, 2021 are entitled to receive the Notice of the 2021 Annual Meeting and Proxy Statement and to vote their shares at the Meeting. As of that date, there were 67,078,471 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Will my vote be confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidentially by the Company. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual stockholder will not be disclosed except as may be necessary to meet applicable legal requirements.

64     ABM Industries Incorporated 2021 Proxy Statement

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with ABM’s transfer agent, Computershare, you are the “stockholder of record” of those shares. This Notice of the 2021 Annual Meeting and Proxy Statement and any accompanying materials have been provided directly to you by ABM.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Notice of the 2021 Annual Meeting and Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	online before the Annual Meeting: www.proxyvote.com (as described in the Notice of Internet Availability);
•	by telephone (your Notice of Internet Availability explains how to access your proxy card, which contains instructions on how to vote by telephone); or
•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to vote via the Internet. To vote online during the Annual Meeting, please visit www.virtualshareholdermeeting.com/ABM2921 and use the control number on your Notice of Internet Availability, proxy card or voting instruction form.

Your vote is important.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to our Corporate Secretary;
•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or
•	voting online during the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record and following their instructions for how to do so.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

Can I access the 2021 proxy materials and the Form 10-K for fiscal year 2020 on the Internet?

This Notice of the 2021 Annual Meeting and Proxy Statement and the Form 10-K for fiscal year 2020 are available on our website at www.abm.com. Instead of receiving future Proxy Statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Stockholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Is there a list of stockholders entitled to vote at the Annual Meeting?

For 10 days prior to the Annual Meeting and during the Annual Meeting, a list of registered stockholders eligible to vote at the Annual Meeting will be available for review by stockholders. If you would like to view the stockholder list in

ABM Industries Incorporated 2021 Proxy Statement     65

advance of the Annual Meeting, please contact Investor Relations at ir@abm.com. A list of registered stockholders eligible to vote at the Annual Meeting will be available electronically to stockholders at www.virtualshareholdermeeting.com/ABM2021 during the entirety of the Annual Meeting.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, your shares are present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under NYSE rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, approval of the 2021 Plan, or the advisory vote to approve executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of ABM stock issued and outstanding and entitled to vote at the ABM Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal		Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
01	Election of Directors	Majority of Votes Cast	No	No effect	No effect

02	Approval of the ABM 2021 Equity and Incentive Compensation Plan	Majority of Votes Cast	No	No effect	Vote against
03	Advisory Vote to Approve Executive Compensation	Majority of Shares Present and Entitled to Vote	No	No effect	Vote against

04	Ratification of KPMG LLP As Independent Registered Public Accounting Firm	Majority of Shares Present and Entitled to Vote	Yes	Not applicable	Vote against

For purposes of the vote on Proposal 1, abstentions and broker non-votes will not affect the outcome of the vote on such proposal. For purposes of the votes on Proposal 2, 3, and 4, abstentions will have the effect of a vote against such proposals. Proposal 2 is subject to NYSE requirements for the approval of equity-compensation plans, including that the minimum vote that constitutes approval for such purposes is approval by a majority of votes cast. For NYSE purposes, abstentions have the same effect as votes cast “against” this proposal as abstentions are counted in determining the number of votes cast. Broker non-votes will not affect the outcome of the votes on Proposals 2, 3 and 4. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of KPMG LLP.

Election of Directors

Under our Bylaws and our Corporate Governance Principles, directors must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the Annual Meeting. This means that the number of shares

66     ABM Industries Incorporated 2021 Proxy Statement

voted “for” a director’s election must exceed 50% of the number of votes cast for that director’s election. Votes cast includes votes “for” and votes “against,” but excludes any abstentions or broker non-votes. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation. In a contested election, the required vote would be a plurality of votes cast.

Approval of the ABM 2021 Equity and Incentive Compensation Plan

Under our Bylaws and applicable NYSE rules, approval of the 2021 Plan requires the affirmative vote of a majority of votes cast. Under the NYSE rules, an abstention will have the same effect as a vote “against” this proposal as abstentions are counted in determining the number of votes cast. Broker non-votes will have no effect on the vote for this proposal, as broker non-votes will not be counted in determining the number of votes cast.

Advisory Vote to Approve Executive Compensation

Under our Bylaws, adoption, on an advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote “against” this proposal, and broker non-votes will have no effect on the vote for this proposal.

Ratification of the Appointment of KPMG LLP

Under our Bylaws, ratification of the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote “against” this proposal, and broker non-votes will have no effect on the vote for this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the Proxy Committee, composed of Thomas M. Gartland, Scott Salmirs and Winifred M. Webb, appointed by the Board will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

•	FOR the election of each of the director nominees named in this Proxy Statement;
•	FOR the approval of the ABM 2021 Equity and Incentive Compensation Plan;
•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers;
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year.

Could other matters be decided at the Annual Meeting?

The Board is not aware of any matters that are expected to come before the 2021 Annual Meeting other than those referred to in this Proxy Statement (see “Other Business” below).

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board will have the discretion to vote for you on such matters and intends to vote the proxies in accordance with its best judgment.

Who will pay for the cost of this proxy solicitation?

ABM will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. They will not receive any additional compensation for these activities.

Who will count the votes?

Broadridge Financial Solutions, Inc. will be the proxy tabulator, and American Election Services, LLC will act as the inspector of election. Such inspector will be present at the Annual Meeting to process the votes cast by our stockholders, make a report of inspection, count the votes cast by our stockholders and certify as to the number of votes cast on each proposal.

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What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or the Company that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive separate proxy statements, they should notify their broker if their shares are held in a brokerage account, or the Company if they hold registered shares. The Company will deliver promptly upon written or oral request a separate copy of the annual report or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. To request the start or end of householding, stockholders should notify their broker or the Company. Any such written notice directed to the Company should be addressed to the Investor Relations department of ABM Industries Incorporated, One Liberty Plaza, 7th Floor, New York, NY 10006, or oral notice may be given by calling the Company at (212) 297-0200:

•	to receive a separate copy of the annual report or Proxy Statement for the Annual Meeting;
•	to receive separate copies of those materials for future meetings; or
•	if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, rather than receiving multiple copies.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results on a Form 8‑K filed with the SEC within four business days after the Annual Meeting.

How do I communicate with the Board?

You (stockholders and other interested persons) may communicate with our entire Board, the Chairman or the independent directors as a group by sending an e-mail to boardofdirectors@abm.com or by writing to Board of Directors, ABM Industries Incorporated, One Liberty Plaza, 7th Floor, New York, New York 10006. Our Corporate Secretary will forward all communications relating to ABM, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate directors.

In addition, we maintain a Compliance Hotline that is available 24 hours a day, seven days a week, to receive calls,
e-mails and letters to report a concern or complaint, anonymous or otherwise. The Compliance Hotline can be reached at 1-877-253-7804, or online at www.abmhotline.ethicspoint.com.

OTHER BUSINESS

The Board is not aware of any matters that are expected to come before the 2021 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the Proxy Committee intends to vote the proxies in accordance with its best judgment.

The Chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws.

68     ABM Industries Incorporated 2021 Proxy Statement

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

The table below summarizes the requirements for stockholders who wish to submit proposals or director nominations for the 2022 Annual Meeting of Stockholders. Stockholders are encouraged to consult Rule 14a-8 of the Securities Exchange Act and our Bylaws, as appropriate, to see all applicable information.

Under SEC rules and our Bylaws, if a stockholder wants us to include a proposal in our 2022 proxy materials for presentation at our 2022 Annual Meeting of Stockholders, then the proposal must be received at our principal executive offices at One Liberty Plaza, 7th Floor, New York, New York 10006, Attention: Corporate Secretary, by October 16, 2021, as described below.

	Proposals for inclusion in the 2022 Proxy Statement	Other proposals/nominees to be presented at the 2022 Annual Meeting*
Type of proposal	SEC Rules permit stockholders to submit proposals for inclusion in our 2022 Proxy Statement by satisfying the requirements set forth in Rule 14a-8 of the Securities Exchange Act

Stockholders may present proposals for business to be considered or proposals for director nominations directly at the 2022 Annual Meeting (and not for inclusion in our proxy materials) by satisfying the requirements set forth in Article II, Section 2.5 or Article III, Section 3.7 of our Bylaws, as applicable.*

When proposal must be received by the Company	No later than October 15, 2021	No earlier than November 24, 2021, and no later than December 24, 2021
Where to send	Delivered to, or be mailed and received at the Company’s principal executive offices: Office of the Corporate Secretary One Liberty Plaza, 7th Floor New York, New York 10006
What to include	The information required by Rule 14a-8

The information required by our Bylaws including, without limitation, the following information with respect to stockholder director nominees (among other matters): (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee including all information related to the candidate that is required to be disclosed in a proxy statement or other filings in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14(a) of the Exchange Act and related rules and regulations, (iii) a representation from the nominee that he or she is not party to and will not become a party to any agreement about how such person will act or vote on Board matters that has not been disclosed to the Company, (iv) disclosure of any agreement or arrangement with any person, other than the Company, to any direct or indirect compensation, reimbursement or indemnification for service as a Board member, and (v) a representation from the nominee that, if elected, he or she will comply with the Company’s disclosed corporate governance policies (including as set forth in Section 2.13(c) of the Bylaws and the related agreement to tender, promptly following the meeting at which he or she is elected as a director, an irrevocable conditional resignation).

*	Our Bylaws are available in the corporate governance section of our website at http://investor.abm.com/corporate-governance.cfm.

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70     ABM Industries Incorporated 2021 Proxy Statement

APPENDIX A

ABM 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

ABM Industries INCORPORATED
2021 EQUITY and INCENTIVE Compensation PLAN

1. Purpose.  The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain Consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions.  Except as otherwise provided herein, the following are the definitions used in this Plan:

(a)“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d)“Board” means the Board of Directors of the Company.

(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(h)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.  Each member of the Committee shall qualify as (i) a “independent” director under the applicable definition of the New York Stock Exchange or other securities exchange upon which the Common Stock is listed and (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

(i)“Common Stock” means the common stock, par value $.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j)“Company” means ABM Industries Inc., a Delaware corporation, and its successors.

(k)“Consultant” means a natural person that provides bona fide services to the Company and/or its Affiliates; provided, however, that a Consultant shall not include a person whose services are in connection with the offer or sale of the Company’s securities in a capital-raising transaction including, directly or indirectly, the promotion or maintenance of a market for the Company’s securities.

(l)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)“Director” means a member of the Board.

(n)“Effective Date” means the date this Plan is approved by the Stockholders.

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(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan.  An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)“Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s stockholders or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents (including through the use of any proxy access procedures set forth in the Company’s organizational documents) by or on behalf of a Person other than the Board.

(s)“Management Objectives” means performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and include, but is not limited to, objectives related to: absolute or relative stockholder return; earnings per share; stock price; return on equity; return on invested capital; net earnings; income from continuing operations; related return ratios; cash flow; net earnings growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); gross or operating margins; operating profit; productivity ratios; expense targets; operating efficiency; market share; customer retention and/or satisfaction; safety; diversity; employee recruitment, engagement, retention and/or training; employee satisfaction; environmental performance or goals, working capital targets (including, but not limited to days sales outstanding); sales; return on assets; revenues; decrease in expenses; increase in funds from operations (“FFO”); and increase in FFO per share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(t)“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the prior trading day before which a sale occurred.  If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee.  The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v)“Option Price” means the purchase price payable on exercise of an Option Right.

(w)“Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

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(x)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a Consultant.

(y)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z)“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan, and may be payable in cash, Common Stock or a combination thereof.

(aa)“Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee, and may be payable in cash, Common Stock or a combination thereof.

(bb)“Plan” means this ABM Industries Inc. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(cc)“Predecessor Plan” means the ABM Industries Inc. 2006 Equity Incentive Plan, as Amended and Restated on March 7, 2018.

(dd)“Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(ee)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(ff)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg)“Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(hh)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ii)“Subsidiary” means a corporation, company or other entity (i) where more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity, is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(jj)“Voting Stock” means securities entitled to vote generally in the election of directors.

3. Shares Available Under this Plan.

(a)Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section

ABM Industries Incorporated 2021 Proxy Statement     A-3

9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed, in the aggregate, 3,975,000.  Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b)Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan or herein, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after the Effective Date, any Common Stock subject to an award granted under the Predecessor Plan is forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan:  (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)Limit on Incentive Stock Options.  Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 3,975,000 shares of Common Stock.

(d)Non-Employee Director Compensation Limit.  Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $750,000.

(e)Minimum Vesting Requirement.  Except in the case of Substitute Awards and Cash Incentive Awards, awards granted under this Plan to Participants shall either be subject to a minimum vesting or minimum performance period, in the case of Performance Shares and Performance Units, of one year. Notwithstanding the foregoing, (i) the Committee may authorize acceleration of vesting of such awards in the event of the Participant’s

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death, disability, termination of employment or service or the occurrence of a Change in Control, (ii) the Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under this Plan, and (iii) with respect to awards granted to non-employee Directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s stockholders and ending on the date of the next regular annual meeting of the Company’s stockholders (in no case will the minimum vesting requirement be less than 50 weeks).

4. Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest, and provide for any other terms that are consistent with the terms of this Plan.

(e)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(f)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing.  Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(g)No Option Right will be exercisable more than 10 years from the Date of Grant.  The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(h)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(i)Each grant of Option Rights will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights.  An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

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(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.
(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest, and provide for any other terms that are consistent with the terms of this Plan.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.  The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

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(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the accelerated vesting of such Restricted Stock, and any other terms consistent with the terms of this Plan.

(g)Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award.  For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.  Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the accelerated lapse or other modification of the Restriction Period, and any other terms consistent with the terms of this Plan.

(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.  Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

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(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or accelerated lapse or other modification, and provide for any other terms consistent with the terms of this Plan.

(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company.  The Committee will determine the terms and conditions of such awards.  Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.

(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.

(e)Each grant of an award under this Section 9 will be evidenced by an Evidence of Award.  Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

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(f)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the continued earning or vesting of, or accelerated elimination of restrictions applicable to, such award, and any other terms consistent with the terms of this Plan.

10.Administration of this Plan.

(a)This Plan will be administered by the Committee; provided, that, at the discretion of the Board, the Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties so delegated to the Committee.  The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof.  To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.  No member of the Committee shall be liable for any such action or determination made in good faith.  In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee:  (i) designate employees to be recipients of awards under this Plan and (ii) determine the size of any such awards; provided, however, that the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act) or a Director.

11.Adjustments.  The Committee shall make or provide for such adjustments in the number of and kind of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.  The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described in this Section 11.

12.Change in Control.  For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) (A) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated

ABM Industries Incorporated 2021 Proxy Statement     A-9

under the Exchange Act) of more than 35% of the combined voting power of the then-outstanding Voting Stock of the Company or succeeds in having nominees as directors elected in an “election contest” within the meaning of Rule 14a-12(c) under the Exchange Act (including through the use of any proxy access procedures set forth in the Company’s organizational documents) and (B) within 18 months after either such event, individuals who were members of the Board immediately prior to either such event cease to constitute a majority of the members of the Board; or

(b)a majority of the Board ceases to be comprised of Incumbent Directors; or

(c)the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in any such case, (A) no Person (other than the Company, any entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then-outstanding shares of Voting Stock of the entity resulting from such Business Transaction (or, if it is such resulting entity, the Company) and (B) at least one-half of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement providing for such Business Transaction.

13.Detrimental Activity and Recapture Provisions.  Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

14.Non-U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.  No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15.Transferability.

(a)Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution.  In no event will any such award granted under this Plan be transferred for value.  Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred.  Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

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(b)The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.  If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when the Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Committee may also provide for automatic and mandatory withholding of shares of Common Stock from an award by the Company in connection with the Participant’s satisfaction of such obligations. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in Participant’s income.  In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction.  Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17.Compliance with Section 409A of the Code.

(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This Plan and any grants made hereunder will be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments

ABM Industries Incorporated 2021 Proxy Statement     A-11

or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.Amendments.

(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to approval by the Stockholders and will not be effective unless and until such approval has been obtained.

(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without approval by the Stockholders. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan.  Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c)If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time.  Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

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19.Governing Law.  This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.Effective Date/Termination.  This Plan will be effective as of the Effective Date.  No grants will be made after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date.  No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.  For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.

21.Miscellaneous Provisions.

(a)The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right.  Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.

(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code.  The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.Share-Based Awards in Substitution for Awards Granted by Another Company.  Notwithstanding anything in this Plan to the contrary:

(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger

ABM Industries Incorporated 2021 Proxy Statement     A-13

transaction with the Company or any Subsidiary.  Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code.  The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)Any Common Stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan.  In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan pursuant to the share recycling provisions set forth in Section 3(b) of this Plan.

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APPENDIX B

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

2020 PS Award Metric Definitions:

•	Adjusted EBITDA means Income from Continuing Operations before interest, taxes, depreciation and amortization and excluding items impacting comparability.
•	Organic Revenue means the Company’s revenue for fiscal year 2020.
•

ROIC is return on invested capital and equals net income excluding after-tax impact of discontinued operations, interest expense, items impacting comparability and certain tax discrete items adjusted for the net income (loss) impact of certain acquisitions, divided by invested capital.

The most directly comparable GAAP performance measures and information reconciling non-GAAP performance measures used in this Proxy Statement to our reported financial results prepared in accordance with GAAP are included in the tables below.

(in millions)	Year Ended October 31, 2020
Reconciliation of Income from Continuing Operations to
Adjusted Income from Continuing Operations

Income from continuing operations	$0.2
Items impacting comparability(1)	167.6
Income tax benefit	(4.3)
Items impacting comparability, net of tax	163.3
Adjusted Income from Continuing Operations	$163.5

Reconciliation of Net Income to Adjusted EBITDA

Net Income	$0.3
Items impacting comparability(1)	167.6
Income from discontinued operations	(0.1)
Income tax provision	53.1
Interest expense	44.6
Depreciation and amortization	96.4
Adjusted EBITDA	$361.9

(1)

The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management’s view of the underlying operation results and trends of the Company. Adjustments include costs associated with the Company’s strategic review and realignment, acquisition-related integration and transaction costs, legal settlements, adjustments to self-insurance reserves pertaining to prior year’s claims, certain impairment charges and other unique items impacting comparability.

ABM Industries Incorporated 2021 Proxy Statement     B-1

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 23, 2021, or until 11:59 p.m. Eastern Time on March 21, 2021 for shares held in the ABM Employee Stock Purchase Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ABM2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 23, 2021, or until 11:59 p.m. Eastern Time on March 21, 2021 for shares held in the ABM Employee Stock Purchase Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ABM INDUSTRIES INCORPORATED ONE LIBERTY PLAZA 7TH FLOOR NEW YORK, NY 10006 ABM INDUSTRIES INCORPORATED The Board of Directors recommends you vote FOR each director nominee listed in Proposal 1: Nominees: 1a. Linda Chavez 1b. Art A. Garcia 1c. Jill M. Golder 1d. Scott Salmirs The Board of Directors recommends you vote FOR Proposals 2, 3 and 4: 2. To approve the ABM 2021 Equity and Incentive Compensation Plan. 1. Election of Directors Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. Advisory vote to approve executive compensation. 4. To ratify the appointment of KPMG LLP as ABM Industries Incorporated's independent registered public accounting firm for the fiscal year ending October 31, 2021. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D30628-P48308 For Against Abstain For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on March 24, 2021: The Notice and Proxy Statement and the Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2020 are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 24, 2021 The undersigned hereby appoints Thomas M. Gartland, Scott Salmirs and Winifred M. Webb and each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this card, all the shares of common stock of ABM Industries Incorporated which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ABM to be held virtually via live webcast on March 24, 2021, at 10:00 a.m. Eastern Daylight Time, or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting. The undersigned also appoints these persons, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side D30629-P48308

Important Notice Regarding the